Exhibit 99.1

Financial Statements

For the year ended 31 December 2025

Table of contents
•

22. Off-balance sheet assets and liabilities	35
23. Transactions with related parties	37
24. Subsequent Events	39
Independent Auditors’ Report	40

Consolidated statement of profit or loss and other comprehensive income

		Year ended 31 December
In € millions	Notes	Restated 2025	Restated 2024
Revenue	4, 23	3,999.0	4,113.8
Total operating income		3,999.0	4,113.8
Cost of outsourced work and other external costs	5, 12, 23	1,631.3	1,621.2
Personnel expenses	6, 22	481.6	492.3
Depreciation and amortisation	9, 10, 11	1,699.1	1,679.3
Impairment, restructuring and other operating expenses, net	9, 10, 21	66.7	15.3
Total operating expenses		3,878.7	3,808.1
Operating profit		120.3	305.7
Finance income	7	643.1	498.9
Finance costs	7, 16, 23	(1,176.4)	(1,169.4)
Loss before tax		(413.0)	(364.8)
Income tax benefit	8	116.5	120.3
Loss attributable to equity owners of the company		(296.5)	(244.5)
Other comprehensive income		-	-
Total comprehensive loss attributable to equity owners of the company		(296.5)	(244.5)

Consolidated statement of financial position

		31 December		1 January
In € millions	Notes	Restated 2025	Restated 2024	Restated 2024
Assets:
Intangible assets and goodwill	9	10,534.9	11,198.3	11,770.7
Property and equipment	10	4,191.8	4,266.6	4,324.4
Right-of-use assets	11	355.3	332.8	343.5
Derivative financial instruments	20	186.5	717.2	508.2
Contract assets and contract costs	12	74.9	61.5	93.8
Other non-current assets		30.3	22.5	40.9
Total non-current assets		15,373.7	16,598.9	17,081.5

Contract assets and contract costs	12	191.4	171.5	227.9
Trade and other receivables	13, 23	192.4	187.7	188.8
Derivative financial instruments	20	95.0	311.8	218.0
Inventories		25.5	30.2	26.2
Income tax receivable	8	11.2	-	-
Other current assets		22.0	21.2	39.9
Cash and cash equivalents	14	178.9	745.2	125.2
Total current assets		716.4	1,467.6	826.0
Total assets		16,090.1	18,066.5	17,907.5

		31 December		1 January
In € millions	Notes	Restated 2025	Restated 2024	Restated 2024
Equity:
Share capital		0.0	0.0	0.0
Share premium		3,091.2	3,214.0	3,339.0
Retained earnings		(1,970.0)	(1,673.5)	(1,429.0)
Equity attributable to the owners of the Company	15	1,121.2	1,540.5	1,910.0

Liabilities:
Debt	16, 23	11,387.0	12,724.6	11,933.8
Deferred tax liabilities	8	600.9	797.8	1,022.4
Derivative financial instruments	20	143.9	24.6	69.3
Lease liabilities	11	280.8	270.1	276.9
Provisions	21	27.1	25.5	19.4
Other liabilities		88.3	182.0	141.9
Total non-current liabilities		12,528.0	14,024.6	13,463.7
Current portion of debt	16	999.6	999.7	1,006.6
Trade and other payables	17, 23	800.3	700.5	795.2
Accruals and deferred income	18, 23	487.5	493.4	531.6
Derivative financial instruments	20	52.6	175.4	48.6
Lease liabilities	11	85.1	75.4	80.9
Income tax payable	8	-	17.7	34.1
Provisions	21	15.8	39.3	36.8
Total current liabilities		2,440.9	2,501.4	2,533.8
Total liabilities		14,968.9	16,526.0	15,997.5
Total equity and liabilities		16,090.1	18,066.5	17,907.5

Consolidated statement of changes in equity

		Restated Equity attributable to equity holders of the Company
In € millions	Notes	Share capital	Share premium	Retained earnings	Total
Balance at 1 January 2024		0.0	3,339.0	(1,429.0)	1,910.0
Loss for the year		-	-	(244.5)	(244.5)
Total comprehensive loss for the year		-	-	(244.5)	(244.5)
Contributions and distributions:
Equity distributions to shareholders	23	-	(125.0)	-	(125.0)
Balance at 31 December 2024		0.0	3,214.0	(1,673.5)	1,540.5
Loss for the year		-	-	(296.5)	(296.5)
Total comprehensive loss for the year		-	-	(296.5)	(296.5)
Contributions and distributions:
Equity distributions to shareholders	23	-	(123.0)	-	(123.0)
Share-based compensation	23	-	0.2	-	0.2
Balance at 31 December 2025		0.0	3,091.2	(1,970.0)	1,121.2

Consolidated statement of cash flows

		Year ended 31 December
In € millions	Notes	Restated 2025	Restated 2024
Cash flows from operating activities:
Net loss		(296.5)	(244.5)
Adjustments to reconcile net loss to net cash generated from operating activities:
Depreciation and amortisation	9, 10, 11	1,699.1	1,679.3
Impairment, restructuring and other operating items, net	9, 10, 21	66.7	15.3
Net finance costs	7, 16, 23	533.3	670.5
Income tax benefit	8	(116.5)	(120.3)
Changes in operating assets and liabilities		(99.8)	144.1
Cash generated from operating activities		1,786.3	2,144.4
Cash paid for interest		(719.7)	(856.0)
Cash received related to derivative instruments	20	119.0	269.8
Cash paid for income taxes	8	(109.4)	(120.8)
Net cash provided by operating activities		1,076.2	1,437.4

Cash flows from investing activities:
Capital expenditures	9, 10	(411.3)	(445.7)
Cash paid for spectrum licenses	9	-	(57.6)
Other investing activities, net		3.8	5.0
Net cash used by investing activities		(407.5)	(498.3)

		Year ended 31 December
In € millions	Notes	Restated 2025	Restated 2024
Cash flows from financing activities:
Borrowings of third-party debt	16	2,111.9	1,361.0
Operating-related vendor financing additions	16	766.2	709.3
Repayments of third-party debt and lease obligations:
Debt (excluding vendor financing)	16	(2,816.4)	(963.2)
Principal payments on operating-related vendor financing	16	(720.1)	(728.6)
Principal payments on capital-related vendor financing	16	(504.8)	(482.3)
Payments on lease obligations	11	(84.1)	(84.6)
Cash received related to derivative instruments	20	143.2	1.9
Equity distributions to shareholders	23	(123.0)	(125.0)
Payment of financing costs	16	(10.0)	(6.3)
Other financing activities, net		(1.5)	(1.4)
Net cash used by financing activities		(1,238.6)	(319.2)

Effect of exchange rate changes on cash and cash equivalents		3.6	0.1

Net increase (decrease) in cash and cash equivalents		(566.3)	620.0

Cash and cash equivalents:
Beginning of year		745.2	125.2
End of year		178.9	745.2

Notes to the consolidated financial statements
1.    General information
VodafoneZiggo Group Holding B.V. (the Company), having its registered address at Boven Vredenburgpassage 128, 3511WR Utrecht, is a private limited liability company under Dutch law and is registered as a financial holding company under number 65291166 in the Trade Register. The Company has its legal seat in Amsterdam. The Company and its subsidiaries are called the Group, VodafoneZiggo or we hereafter. The Group provides fixed, mobile and integrated communication and entertainment services to consumers and businesses in the Netherlands.
As per the balance sheet date the Company was indirectly 50% owned by each of Liberty Global Ltd. (Liberty Global) and Vodafone Group Plc (Vodafone Group).
On 31 July 2026, Liberty Global completed its acquisition of Vodafone Group's 50% shareholding in VodafoneZiggo Group Holding (the VodafoneZiggo Acquisition). Under the terms of the agreement, Vodafone Group received approximately €1.0 billion in cash and a 10% equity interest in Ziggo Group, which holds Liberty Global’s interests in VodafoneZiggo and Telenet in Belgium and Luxembourg. Liberty Global holds the remaining 90% interest in Ziggo Group.
The consolidated financial statements of the Group are part of the statutory financial statements of VodafoneZiggo Group Holding B.V.
2.    Basis of preparation and general accounting policies
Basis of preparation
The consolidated financial statements and accompanying explanatory notes have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB), as well as IFRS as adopted by the European Union. The accounting policies applied for measurement of assets and liabilities and determination of results are based on the historical cost convention, except for derivative financial instruments, which are measured at fair value. The financial statements have been prepared on the basis of the going concern assumption. The financial statements are presented in euros (€), which is the Group’s functional currency. Unless otherwise indicated, all amounts have been rounded to millions, with one decimal place of precision.
Certain prior year amounts have been reclassified to conform to the current year presentation for the change in accounting policy treatment of sports broadcasting rights, as disclosed in note 3.
Estimates and judgements
The preparation of financial statements in conformity with IFRS as issued by the IASB requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of allowances for impairment of receivables, certain components of revenue, programming and copyright expenses, deferred income taxes, loss contingencies, fair value measurements, impairment assessments, capitalisation of internal costs associated with construction and installation activities and development of internal-use software and useful lives of non-current assets. Actual results could differ from those estimates.
We believe the following accounting policies are critical in the preparation of our consolidated financial statements because of the judgment necessary to account for these matters and the significant estimates involved, which are susceptible to change:
•Impairment of goodwill.
•Costs associated with capitalisation of property & equipment and development of internal-use software.
•Fair value measurements.
•Income tax accounting.
Impairment of goodwill
We annually perform an impairment test on goodwill, irrespective of whether there are indicators of impairment. To determine if any impairment exists in relation to goodwill, the carrying amount of the cash-generating unit is compared with the recoverable amount. The recoverable amount concerns the higher of value in use and fair value less costs of disposal. When the carrying amount of the cash-generating unit exceeds its recoverable amount, an impairment loss is recognised for the difference between the carrying amount and the recoverable amount. The resulting impairment loss is allocated to goodwill.
For additional information concerning our annual impairment testing, see note 9 to our consolidated financial statements.
Costs associated with capitalisation of property & equipment and development of internal-use software
We capitalise costs associated with the construction of new, or upgrades to existing, fixed and mobile transmission and distribution facilities, the installation of new fixed-line services and the development of internal-use software. Installation activities that are capitalised include (i) the initial connection (or drop) from our fixed-line system to a customer location, (ii) the replacement of a drop and (iii) the installation of equipment for new, or upgrades to existing, fixed-line services. The costs of other customer-facing activities, such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. We capitalise internal and external costs directly associated with the development of internal-use software.

We make judgments regarding the construction, upgrade and installation activities to be capitalised and the development of internal-use software. In addition to direct external and internal labour and materials, we also capitalise other costs directly attributable to our construction and installation activities, including dispatch costs, quality-control costs, vehicle-related costs and certain warehouse-related costs. The capitalisation of these costs is based on time sheets, standard costs, call tracking systems and other verifiable means that directly link the costs incurred with the applicable capitalisable activity. We continuously monitor the appropriateness of our capitalisation policies and update the policies when necessary to respond to changes in facts and circumstances, such as the development of new products and services and changes in the manner that installations, construction or upgrade activities or the development of internal-use software are performed.
Fair value measurements
IFRS provides guidance with respect to the recurring and nonrecurring fair value measurements and for a fair value hierarchy that prioritises the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. We record transfers of assets or liabilities into or out of Levels 1, 2 or 3 at the beginning of the quarter during which the transfer occurred. During 2025, no such transfers were made.
Recurring valuations. We perform recurring fair value measurements with respect to our derivative instruments. We use cash flow valuation models to determine the fair values of our interest rate and foreign currency derivative instruments. Changes in the fair values of our derivative instruments have had, and we believe will continue to have, a significant and volatile impact on our results. For additional information concerning fair value measurements of our derivative instruments, see note 20 to our consolidated financial statements.
Nonrecurring valuations. Our nonrecurring valuations are primarily associated with (i) the application of acquisition accounting, (ii) impairment assessments, and (iii) fair value assessments, each of which require that we make fair value determinations as of the applicable valuation date. In making these determinations, we are required to make estimates and assumptions that affect the recorded amounts, including, but not limited to, expected future cash flows, market comparables and discount rates, remaining useful lives of intangible assets and property and equipment, replacement or reproduction costs of property and equipment and the amounts to be recovered in future periods from acquired net operating losses and other deferred tax assets. To assist us in making these fair value determinations, we may engage third-party valuation specialists. Our estimates in this area impact, among other items, the amount of depreciation and amortisation, impairment charges and income tax expense or benefit that we report. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain. A significant portion of our intangible assets and property and equipment were initially recorded through the application of acquisition accounting and all of our intangible assets and property and equipment are subject to impairment assessments.
Income tax accounting
Tax laws in the Netherlands are subject to varied interpretation, and many tax positions we take may be subject to uncertainty regarding whether the position will be ultimately sustained after review by the relevant tax authority. We recognise the financial statement effects of a tax position when it is considered probable that the position will be sustained upon examination. The determination of whether the tax position meets the probable threshold requires a facts-based judgment using all information available.
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.
Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:
•Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;
•Temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that we are able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and
•Taxable temporary differences arising on the initial recognition of goodwill.

We are required to estimate the amount of tax payable or refundable for the current year and the deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilising tax credit carryforwards, using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact of such items.
Deferred tax assets and liabilities are separately recognised and netted off when permitted. Net deferred tax assets are recognised to the extent that the realisation of them is considered probable. Recognising deferred tax assets requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning strategies. On 31 December 2025, we had unrecognised deferred tax assets of €190.1 million (2024: €185.2 million). The actual amount of income tax benefits realised in future periods will likely differ from the net deferred tax assets reflected in our 31 December 2025 consolidated statement of financial position due to, among other factors, possible future changes in income tax law or interpretations thereof and differences between estimated and actual future taxable income. Any such factors could have a material effect on our current and deferred tax positions as reported in our consolidated financial statements. A high degree of judgment is required to assess the impact of possible future outcomes on our current and deferred tax positions.
For additional information concerning our income taxes, see note 8 to our consolidated financial statements.
Accounting policies
Where necessary, accounting policies relating to financial statement captions are included in the relevant notes to the consolidated financial statements. These are presented as text highlighted in grey at the bottom of each note. The accounting policies below are applied throughout the financial statements.
Basis of consolidation
Business combinations. We account for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.
The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss. Any contingent consideration payable is measured at fair value at the acquisition date. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognised in profit or loss.
Subsidiaries. Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.
Loss of control. When the Group loses control over a subsidiary, it derecognises the assets and liabilities of the subsidiary, and any non-controlling interests and other components of equity. Any resulting gain or loss is recognised in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.
Transactions eliminated on consolidation. Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated.
Foreign currencies
Transactions in foreign currencies are translated to the functional currency of the Group at exchange rates at the dates of the transactions.
Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognised in profit or loss and presented within finance costs.
Provisions
Provisions are recognised when (i) we have a present obligation (legal or constructive) as a result of a past event, (ii) it is more likely than not that we will be required to settle that obligation and (iii) a reliable estimate can be made of the amount of the obligation. Provisions are measured at the management's best estimate of the expenditure required to settle the obligation at the reporting date and are discounted to present value where the effect is material. The discount rate used to determine the present value reflects current market assessments of the time value of money and risks specific to the liability.
Cash flow statement
The cash flow statement is prepared using the indirect method. Cash flows in foreign currency are translated into euros using the weighted average exchange rates at the dates of the transactions. With the exception of constructive cash flows related to vendor financing, as further described below, transactions that do not include an exchange of cash and cash equivalents are not included in the cash flow statement.
Leases. In the cash flow statement, we have classified the repayment of the lease obligation as cash flows from financing activities, whereas we have allocated the interest portion to cash flows from operating activities.
Derivative instruments. Cash flows from derivative instruments are classified in accordance with the nature of the instrument. For contracts that are terminated prior to maturity, the cash paid or received upon termination that relates to future periods is classified as a financing activity.

Vendor financing. Our operating-related expenses financed by an intermediary, are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor on our behalf as there is no actual cash outflow until we pay the financing intermediary. When we pay the financing intermediary, we record financing cash outflows in our consolidated statement of cash flows. The capital expenditure that we report in our consolidated statement of cash flows do not include amounts that are financed under capital-related vendor financing. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the principal is repaid.
New accounting policies effective for 2025
We apply new standards and amendments issued by the International Accounting Standards Board (IASB) when effective. We have not early adopted any standards. The accounting policies applied are consistent with those of the previous financial year.
New accounting policies not yet effective for 2025
We are reviewing the impact of the following standards and amendments, which are effective as of 1 January 2026 or later:
•IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures - amendments to classification and measurement of financial Instruments;
•IFRS 18 Presentation and Disclosure in Financial Statements, superseding IAS 1 Presentation of Financial Statements; and
•Annual improvements to IFRS Accounting Standards - Volume 11.
•IFRS 19 Subsidiaries without Public Accountability: Disclosures
•IFRS 20 Regulatory Assets and Regulatory Liabilities

With the exception of IFRS 18 as discussed below, VodafoneZiggo does not expect that these standards and amendments will have a material impact on the financial statements
IFRS 18
IFRS 18 will replace IAS 1 Presentation of Financial Statements and applies for the periods beginning on or after 1 January 2027. The new accounting standard introduces the following requirements:
•Entities are required to classify income and expenses into five categories of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to a newly defined “operating profit” subtotal, however net profit will not change.
•Management defined performance measures (MPM) are to be identified and disclosed in a single note in the financial statements.
•The guidance on grouping of information in the financial statements has been enhanced.
Change in Accounting Policy - Sports Rights
As part of the formation of the Ziggo Group, management identified a difference in accounting policy relating to sports broadcasting rights and has elected to align VodafoneZiggo's accounting policy with that applied elsewhere within the Ziggo Group. Previously, sports broadcasting rights were expensed as incurred during the period in which the related sporting events occurred. This accounting policy change excludes contracts related to programming rights for channels and only applies to contracts related to sporting events.

Under the revised policy, contractual sports broadcasting rights are recognised as an intangible asset, together with a corresponding liability, when the contractual rights and obligations arise upon execution of the contract. The liability is initially measured at the present value of the contractual payments. The broadcasting rights asset is subsequently amortised over the applicable sports season(s), during which the content is being broadcasted, as covered by the contract. The corresponding liability is subsequently measured at amortised cost, with the discount unwound through finance expense using the effective interest method. Settlement of the liability occurs in accordance with the contractual payment terms.
Management believes that the voluntary policy change provides more relevant and reliable information regarding the recognition and consumption of sports broadcasting rights, enhances the faithful representation of the Group's financial position and performance, improves comparability across the Ziggo Group and industry peers, and results in financial information that is more relevant to users of the financial statements. The change has been applied retrospectively in accordance with IAS 8. This change in accounting policy will be implemented for the 2026 statutory financial statements. The impact of the change in accounting policy on the comparative financial information is presented in note 3.

3.    IAS 8 Retrospective change in accounting policy
As part of the formation of the Ziggo Group, management identified a difference in accounting policy relating to sports broadcasting rights and has elected to align VodafoneZiggo's accounting policy with that applied elsewhere within the Ziggo Group. Previously, sports broadcasting rights were expensed as incurred during the period in which the related sporting events occurred. This accounting policy change excludes contracts related to programming rights for channels and only applies to contracts related to sporting events.
Under the revised policy, contractual sports broadcasting rights are recognised as an intangible asset, together with a corresponding liability, when the contractual rights and obligations arise upon execution of the contract. The liability is initially measured at the present value of the contractual payments. The broadcasting rights asset is subsequently amortised over the applicable sports season(s), during which the content is being broadcasted, as covered by the contract. The corresponding liability is subsequently measured at amortised cost, with the discount unwound through finance expense using the effective interest method. Settlement of the liability occurs in accordance with the contractual payment terms.
As a result of this change, a net deferred tax liability is created.
Management believes that the voluntary policy change provides more relevant and reliable information regarding the recognition and consumption of sports broadcasting rights, enhances the faithful representation of the Group's financial position and performance, improves comparability across the Ziggo Group and industry peers, and results in financial information that is more relevant to users of the financial statements. The change has been applied retrospectively in accordance with IAS 8. This change in accounting policy will be implemented for the 2026 statutory financial statements. The impact of this accounting policy change on the affected primary statement line items is shown in the tables below:

Consolidated statement of profit or loss	Year ended 31 December			Year ended 31 December
	2025			2024
In € millions	Previously reported amount	Accounting policy adjustment	As restated	Previously reported amount	Accounting policy adjustment	As restated
Cost of outsourced work and other external costs	1,694.3	(63.0)	1,631.3	1,663.5	(42.3)	1,621.2
Amortisation and depreciation	1,638.0	61.1	1,699.1	1,638.0	41.3	1,679.3
Total operating expenses	3,880.6	(1.9)	3,878.7	3,809.1	(1.0)	3,808.1
Operating profit	118.4	1.9	120.3	304.7	1.0	305.7
Finance costs	(1,173.4)	(3.0)	(1,176.4)	(1,166.3)	(3.1)	(1,169.4)
Loss before tax	(411.9)	(1.1)	(413.0)	(362.7)	(2.1)	(364.8)
Income tax benefit	116.7	(0.2)	116.5	120.8	(0.5)	120.3
Loss attributable to equity owners of the company	(295.2)	(1.3)	(296.5)	(241.9)	(2.6)	(244.5)
Total comprehensive loss attributable to equity owners of the company	(295.2)	(1.3)	(296.5)	(241.9)	(2.6)	(244.5)

Consolidated statement of financial position	Year ended 31 December			Year ended 31 December			Year beginning 1 January
	2025			2024			2024
In € millions	Previously reported amount	Accounting policy adjustment	As restated	Previously reported amount	Accounting policy adjustment	As restated	Previously reported amount	Accounting policy adjustment	As restated
Assets:
Intangible assets and goodwill	10,416.9	118.0	10,534.9	11,047.6	150.7	11,198.3	11,632.0	138.7	11,770.7
Other current assets	26.4	(4.4)	22.0	28.7	(7.5)	21.2	45.4	(5.5)	39.9
Total assets	15,976.5	113.6	16,090.1	17,923.3	143.2	18,066.5	17,774.3	133.2	17,907.5

Liabilities:
Other liabilities	47.5	40.8	88.3	52.9	129.1	182.0	52.7	89.2	141.9
Trade and other payables	724.3	76.0	800.3	684.3	16.2	700.5	751.2	44.0	795.2
Deferred tax liabilities	600.2	0.7	600.9	797.3	0.5	797.8	1,022.4	—	1,022.4
Total liabilities	14,851.4	117.5	14,968.9	16,380.2	145.8	16,526.0	15,864.3	133.2	15,997.5

Equity:
Retained earnings	(1,966.1)	(3.9)	(1,970.0)	(1,670.9)	(2.6)	(1,673.5)	1,429.0	—	1,429.0
Total Equity	1,125.1	(3.9)	1,121.2	1,543.1	(2.6)	1,540.5	1,910.0	—	1,910.0

Consolidated statement of changes in equity	Retained earnings			Total Equity
In € millions	Previously reported amount	Accounting policy adjustment	As restated	Previously reported amount	Accounting policy adjustment	As restated
Balance at 1 January 2024	(1,429.0)	—	(1,429.0)	1,910.0	—	1,910.0
Loss for the period	(241.9)	(2.6)	(244.5)	(241.9)	(2.6)	(244.5)
Balance at 31 December 2024	(1,670.9)	(2.6)	(1,673.5)	1,543.1	(2.6)	1,540.5
Loss for the period	(295.2)	(1.3)	(296.5)	(295.2)	(1.3)	(296.5)
Balance at 31 December 2025	(1,966.1)	(3.9)	(1,970.0)	1,125.1	(3.9)	1,121.2

Consolidated statement of cash flows	Year ended 31 December			Year ended 31 December
	2025			2024
In € millions	Previously reported amount	Accounting policy adjustment	As restated	Previously reported amount	Accounting policy adjustment	As restated
Cash flows from operating activities:
Net loss	(295.2)	(1.3)	(296.5)	(241.9)	(2.6)	(244.5)
Adjustments to reconcile net loss to net cash generated from operating activities:
Depreciation and amortisation	1,638.0	61.1	1,699.1	1,638.0	41.3	1,679.3
Net finance costs	530.3	3.0	533.3	667.4	3.1	670.5
Income tax benefit	(116.7)	0.2	(116.5)	(120.8)	0.5	(120.3)
Changes in operating assets and liabilities	(36.8)	(63.0)	(99.8)	186.4	(42.3)	144.1
Cash generated from operating activities	1,786.3	—	1,786.3	2,144.4	—	2,144.4

4.    Revenue
We provide fixed, mobile and integrated communication and entertainment services to consumers and businesses in the Netherlands. Our revenue by major category is outlined below:

In € millions	2025	2024
Consumer fixed revenue (a):
Subscription revenue	1,886.4	1,968.0
Non-subscription revenue	6.7	10.5
Total consumer fixed revenue	1,893.1	1,978.5
Consumer mobile revenue (b):
Subscription revenue	719.0	723.5
Non-subscription revenue	254.2	263.9
Total consumer mobile revenue	973.2	987.4
Total consumer revenue	2,866.3	2,965.9
B2B fixed revenue (c):
Subscription revenue	572.7	567.0
Non-subscription revenue	6.5	7.8
Total B2B fixed revenue	579.2	574.8
B2B mobile revenue (d):
Subscription revenue	379.0	410.6
Non-subscription revenue	126.9	128.1
Total B2B mobile revenue	505.9	538.7
Total B2B revenue	1,085.1	1,113.5
Other revenue (e)	47.6	34.4
Total	3,999.0	4,113.8
(a)Consumer fixed revenue is classified as either subscription revenue or non-subscription revenue. Consumer fixed subscription revenue includes revenue from subscribers for ongoing broadband internet, video, and fixed-line telephony services offered to residential customers and the amortisation of installation fees. Consumer fixed non-subscription revenue includes, among other items, interconnect, channel carriage fees, late fees and revenue from the sale of equipment. Subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the stand-alone price for each individual service. As a result, changes in the stand-alone pricing of our fixed and mobile products or the composition of bundles can contribute to changes in our product revenue categories from period to period.
(b)Consumer mobile revenue is classified as either subscription revenue or non-subscription revenue. Consumer mobile subscription revenue includes revenue from ongoing mobile and data services offered under postpaid and prepaid arrangements to residential customers. Consumer mobile non-subscription revenue includes, among other items, interconnect revenue, mobile handset and accessories sales, and late fees.
(c)B2B fixed revenue is classified as either subscription revenue or non-subscription revenue. B2B fixed subscription revenue includes revenue from business broadband internet, video, fixed-line telephony and data services, offered to Small or Home Office (SoHo) customers and small and medium to large enterprises. B2B fixed non-subscription revenue includes, among other items, revenue from hosting services, installation fees, carriage fees and interconnect.
(d)B2B mobile revenue is classified as either subscription revenue or non-subscription revenue. B2B mobile subscription revenue includes revenue from ongoing mobile and data services offered to SoHo, small and medium to large enterprise customers as well as wholesale customers. B2B mobile non-subscription revenue includes, among other items, interconnect (including visitor) revenue, mobile handset and accessories sales, site sharing revenue and late fees.
(e)Other revenue includes, among other items, programming and advertising revenues.

Accounting policy - Revenue recognition and related costs
Gross versus net presentation.

When we sell goods or services as a principal, income and payments to suppliers are reported on a gross basis in revenue and operating costs. If we sell goods or services as an agent, revenue and payments to suppliers are recorded in revenue on a net basis, representing the margin earned.

Service revenue — Fixed Network.

We recognise revenue from the provision of video, broadband internet and fixed-line telephony services over our fixed network to customers over time in the periods the related services are provided, with the exception of revenue recognised pursuant to certain contracts that contain promotional discounts, as described below. Installation fees related to services provided over our fixed network are generally deferred and recognised as revenue over the contractual period.

Sale of multiple products and services.

We sell video, broadband internet, fixed-line telephony and mobile services and handsets to our customers in bundled packages at a rate lower than if the customer purchased each product on a stand-alone basis. Revenue from bundled packages generally is allocated proportionally to the individual products or services based on the relative stand-alone selling price for each respective product or service.

Mobile revenue — General.

Consideration from mobile contracts is allocated to the airtime service component and the handset component based on the relative stand-alone selling prices of each component. Offers for handsets and airtime services in separate contracts entered into at the same time are accounted for as a single contract.

Mobile revenue — Airtime Services.

We recognise revenue from mobile services over time in the periods the related services are provided. Revenue from pre-pay customers is deferred prior to the commencement of services and recognised as the services are rendered or usage rights expire.

Mobile revenue — Handset revenue.

Arrangement consideration allocated to handsets is recognised as revenue at the point in time in which the goods have been transferred to the customer. Mobile handset contracts that permit the customer to take control of the handset upfront and pay for the handset in instalments over a contractual period may contain a significant financing component. For contracts with terms of one year or more, we recognise the significant financing component as revenue over the contractual period using the effective interest method.

B2B fixed revenue.

We defer upfront installation and certain nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. The deferred fees are amortised into revenue on a straight-line basis over the term of the arrangement for installation fees or over the expected period of performance for nonrecurring fees.

Contract costs.

Incremental costs to obtain a contract with a customer, such as incremental sales commissions, are generally recognised as assets and amortised over the applicable period benefited, which generally is the contract life, to (i) cost of outsourced work and other external costs or (ii) in the case of commissions earned on devices sold through indirect channels, against service revenue. If, however, the amortisation period is less than one year, we expense such costs in the period incurred.

Contract fulfilment costs are recognised as assets and amortised to cost of outsourced work and other external costs over the applicable period benefited, which is generally the substantive contract term for the related service contract. Installation activities are not considered to be contract fulfilment costs.

Promotional discounts.

For subscriber promotions, such as discounted or free services during an introductory period, revenue is recognised uniformly over the contractual period if the contract has substantive termination penalties. For subscriber promotions offered for longer than an introductory period, we allocate discounts over the related performance obligations and the related period of delivery.

Subscriber Advance Payments and Deposits.
Payments received in advance for the services we provide are deferred and recognised as revenue when the associated services are provided.
Contract balances

If we transfer goods or services to a customer but do not have an unconditional right to payment, we record a contract asset. Contract assets typically arise from the delivery of a handset that is paid for over the duration of the contract period or the uniform recognition of introductory promotional discounts over the contract period.

We record deferred revenue when we receive payment prior to transferring goods or services to a customer. We primarily defer revenue for (i) services that are invoiced prior to when services are provided and (ii) installation and other upfront services.

The carrying value of the contract assets recorded at amortised cost is reduced by allowances for lifetime estimated credit losses. Estimated future credit losses are first recorded on the initial recognition of a receivable and are based on the ageing of the receivable balances, historical experience and forward-looking considerations. Individual balances are written off when management deems them not to be collectible.

For information regarding our contract balances, see note 12.
Unsatisfied performance obligations

A large portion of our revenue is derived from customers whose initial contracts have been extended. A large portion of these customers have a one-month notice period. Revenue from customers who are subject to initial contracts will be recognised over the term of such contracts, which is generally 12-24 months for our consumer contracts and one to five years for our B2B service contracts.

5.    Cost of outsourced work and other external costs
The amounts in the table below include the following fees charged by KPMG Accountants N.V. to the Company, its subsidiaries and other consolidated companies.
Auditor fees

In € millions	2025	2024
KPMG Accountants N.V.:
Audit of the financial statements	2.3	2.4
Other audit engagements and audit related services	0.8	0.8
Total	3.1	3.2
The fees in the table above include all activities relating to 2025 (2024) irrespective of whether the activities have been performed during the financial year.
6.    Personnel expenses

In € millions	2025	2024
Wages and salaries (a)	367.8	373.8
Social security charges	65.4	70.1
Pension charges (b)	48.4	48.4
Total	481.6	492.3
(a)We capitalise internal labour costs directly associated with the development of internal-use software and construction of property and equipment. In 2025 and 2024, the amount of capitalised internal labour costs was €107.0 million and €110.4 million, respectively. In 2025 and 2024, we recognised €14.4 million and €16.3 million, respectively, in wages and salaries associated with external specialists.
(b)We provide retirement benefits to our subsidiaries' employees via multiemployer benefit plans and a defined contribution plan. The aggregate expense of our matching contributions under the various multiemployer benefit plans was €23.5 million and €23.9 million during 2025 and 2024, respectively. The aggregate expense of our matching contributions under the defined contribution plan was €24.9 million and €24.5 million during 2025 and 2024, respectively.

Staffing level
The average number of staff employed by the Group in 2025, converted into full-time equivalents (FTEs), amounted to 5,891, whom all work in the Netherlands. The average number of FTEs per business unit is:

FTE	2025	2024
Customer Operations	1,975	2,101
Technology	1,353	1,331
B2C	1,105	1,122
B2B	942	960
General & Administrative	516	733
Total average FTEs	5,891	6,247

Accounting policy - Employee benefits

Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if we have a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Defined contribution plans
Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available.

Multi-employer plans
We are part of a multi-employer plan which is administered by ABP. This pension scheme is a conditionally indexed average-salary scheme and is a defined benefit plan. We are not liable for deficits in the multi-employer plans but could be impacted by these deficits through an increase in the pension contribution rate. Our share to the total ABP pension plan is limited. The ABP plan is accounted for as if it were a defined contribution plan as insufficient information is available to use defined benefit accounting. The expected contribution to the plan for 2025 will be similar to 2024. The funding ratio (market value of the assets expressed as a percentage of the pension provision measured according to De Nederlandsche Bank’s principles) on 31 December 2025 was 123.5% (2024: 111.9%).

Other long-term employee benefits
Our obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. Long term benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if we have a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. Remeasurements are recognised in the period in which they arise.

7.    Finance income and costs

In € millions	Restated 2025	Restated 2024
Foreign-currency transaction gains	640.1	-
Interest income	3.0	5.1
Derivative realised and unrealised gains, net	-	492.4
Other finance income	-	1.4
Total finance income	643.1	498.9

Interest expense - third-party
Debt	(567.6)	(652.2)
Lease liabilities	(15.7)	(14.9)
Other	(6.7)	(7.6)
Interest expense on debt - related parties	(102.2)	(102.5)
Derivative realised and unrealised losses, net	(481.8)	-
Foreign-currency transaction losses	-	(391.7)
Losses on debt extinguishment, net	(1.5)	-
Other finance expense	(0.9)	(0.5)
Total finance costs	(1,176.4)	(1,169.4)

Net finance costs	(533.3)	(670.5)
For both years ended 31 December 2025 and 2024, the interest capitalised amounted to nil.

Accounting policy - Finance income and costs

Our finance income and finance costs includes interest income, interest expense, realised and unrealised gains or losses on derivative instruments, gains or losses on debt modification and extinguishment and foreign currency transaction gains or losses.
Interest income and interest expenses are recognised in the statement of profit or loss on an accrual basis, using the effective interest rate method.
Premiums, discounts and redemption premiums are recognised as finance costs in the period to which they belong. The amounts of premiums, discounts and deferred financing costs are recorded on the statement of financial position as an increase and decrease of debt, respectively, and are amortised over the life of the debt subsequently. Redemption premiums are directly recognised in the statement of profit or loss and arise for any differences between the redemption amount and the net carrying value of the debt at the moment of redemption.

8.    Income taxes
Our consolidated financial statements include the income taxes of all entities wholly owned by VodafoneZiggo. All components of our loss before income taxes and current and deferred income tax benefit (expense) are generated in the Netherlands, our domestic jurisdiction. We have no earnings (loss) or income tax expense (benefit) from foreign sources for the periods presented. The VodafoneZiggo Fiscal Unity, established at the level of VodafoneZiggo, is one taxpayer for Dutch tax purposes. All material subsidiaries of VodafoneZiggo are part of the VodafoneZiggo Fiscal Unity.
Components of income tax benefit consist of:

In € millions	Restated 2025	Restated 2024
Tax expense:
Current income tax expense	(80.5)	(104.3)
Current tax expense	(80.5)	(104.3)

Origination and reversal of temporary differences	197.0	224.6
Deferred tax benefit	197.0	224.6

Income tax benefit	116.5	120.3
The numerical reconciliation between the applicable and the effective tax rate is as follows:

In € millions	2025	2024
Loss before tax	(413.0)	(364.8)
Income tax benefit using the applicable tax rate in the Netherlands of 25.8%	106.6	94.1
Tax effect of:
Tax benefit associated with Innovation Box Regime (a)	18.8	66.5
Deductible temporary differences for which no deferred tax asset is recognised (b)	(5.4)	(39.5)
Non-deductible expenses	(0.4)	(0.5)
Other, net	(3.1)	(0.3)
Income tax benefit at the effective tax rate of 28.2% (2024: 33.0%)	116.5	120.3
(a)To stimulate innovation in the Netherlands, Dutch income tax law includes a facility under which profits attributable to qualifying innovative activities are taxed at a reduced tax rate of 9.0% (the Innovation Box Regime). VodafoneZiggo has an agreement with the Dutch tax authorities with respect to the applicability of the Innovation Box Regime for the period from 2019 to 2028.
(b)As of January 1, 2025, the interest deduction limitation increased from 20.0% to 24.5% of fiscal EBITDA, increasing our interest deductibility for the financial year. The increase in the ability to deduct interest throughout the year does not have an impact on the analysis to recover any non-deductible interest as well as results on debt extinguishment; therefore, we have not recognised deferred tax assets in respect of these items.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	Restated 2025
In € millions	Net balance at 1 January	Recognition in statement of profit or loss	Net balance at 31 December	Deferred tax assets (a)	Deferred tax liabilities
Intangible assets	(644.9)	138.8	(506.1)	-	(506.1)
Derivative financial instruments	(175.7)	176.9	1.2	52.6	-
Property and equipment, net	(124.3)	28.0	(96.3)	-	(96.3)
Unrealized foreign exchange result on debt and interest	122.1	(153.2)	(31.1)	-	(31.1)
Other future deductible or taxable amounts	25.0	6.4	31.4	31.4	-
Net deferred tax liabilities	(797.8)	196.9	(600.9)	84.0	(633.5)

	Restated 2024
In € millions	Net balance at 1 January	Recognition in statement of profit or loss	Net balance at 31 December	Deferred tax assets (a)	Deferred tax liabilities
Intangible assets	(777.3)	132.4	(644.9)	-	(644.9)
Derivative financial instruments	(124.8)	(50.9)	(175.7)	-	(175.7)
Property and equipment, net	(163.6)	39.3	(124.3)	-	(124.3)
Unrealized foreign exchange result on debt and interest	22.3	99.8	122.1	123.1	(1.0)
Other future deductible or taxable amounts	21.0	4.0	25.0	29.1	(4.1)
Net deferred tax liabilities	(1,022.4)	224.6	(797.8)	152.2	(950.0)
(a)Based on management’s best estimates, we believe that it is probable that sufficient future taxable profits will be generated to support the recognised deferred tax asset. As at 31 December 2025, we have unrecognised deferred tax assets of €190.1 million (2024: €185.2 million), reflecting the limitation to recover non-deductible interest as well as losses on debt extinguishment, as a result of the interest deduction limitation. These unrecognised deferred tax assets do not have any expiration date.
In December 2021, the Organisation for Economic Co-Operation and Development (OECD)/G20 Inclusive Framework on Base Erosion and Profit Shifting (BEPS) released Model Global Anti-Base Erosion (GLoBE) rules under Pillar Two. These rules provide for the taxation of certain large multinational corporations at a minimum rate of 15%, calculated on a jurisdictional basis. The Netherlands has enacted legislation to implement many aspects of the Pillar Two rules beginning on 1 January 2024, with certain remaining impacts effective from 1 January 2025. The Pillar Two rules did not have an impact on our consolidated financial statements for the year ended 31 December 2025, and we do not currently anticipate that they will have a material impact on our consolidated financial statements in the future. Income taxes paid, net of refunds received, totaled €109.4 million and €120.8 million for the years ended 31 December 2025 and 2024, respectively.
We have applied a temporary mandatory relief from deferred tax accounting for the impacts of the top-up tax and accounts for it as a current tax when it is incurred.
In the normal course of business, our income tax filings are subject to review by the Dutch tax authority. In connection with such review, disputes could arise with the tax authority over the interpretation or application of certain income tax rules related to our business. Such disputes may result in future tax and interest and penalty assessments by the tax authority. The ultimate resolution of tax contingencies will take place upon the earlier of (i) the settlement date with the tax authority in either cash or agreement of income tax positions or (ii) the date when the tax authority is statutorily prohibited from adjusting the company’s tax computations. In general, tax filings prior to 2020 are no longer subject to examination. We are currently involved in an income tax examination with the Dutch tax authority. While we do not expect adjustments from this examination to have a material impact on our consolidated statement of financial position and consolidated statement of cash flows, no assurance can be given that this will be the case given the amounts involved and the complex nature of the underlying issues.

Accounting policy - Income taxes

Income tax comprises the current and deferred income tax payable or receivable for the reporting period. Income tax is recognised in the statement of profit or loss except to the extent that it relates to items recognised directly to equity, in which case it is recognised in equity, or to business combinations.
Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the financial year, calculated using tax rates enacted or substantively enacted at the reporting date, and any adjustments to tax payable in respect of previous years.
Temporary differences arise when the carrying amount of assets and liabilities for financial reporting purposes differ from their values for tax purposes (tax base). For taxable temporary differences, deferred tax liabilities are recognised. For deductible temporary differences, available tax losses and unused tax credits, a deferred tax asset is recognised, but only to the extent that it is probable that future taxable profits will be available for set-off or compensation. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realised.
Deferred tax assets and deferred tax liabilities are offset in the statement of financial position if we have a legally enforceable right to offset current tax assets against current tax liabilities, insofar as they relate to the same financial year and deferred tax assets relate to income taxes levied by the same tax authority on the same taxable group, or the same fiscal unity.
The measurement of deferred tax liabilities and deferred tax assets is based on the tax consequences following from the way we expect, at the reporting date, to recover or settle the carrying amounts of its assets and liabilities.

9.    Intangible assets and goodwill
Movements in intangible assets and goodwill were as follows:

In € millions	Goodwill	Customer relationships	Spectrum licenses	Software	Trade name	Software under construction	Broadcasting Rights	Restated Total
Balance as at 1 January 2024:
Cost	7,369.0	6,360.0	1,470.9	505.0	270.0	110.5	138.7	16,224.1
Accumulated amortisation and impairment	-	(3,541.7)	(631.9)	(204.2)	(75.6)	-	-	(4,453.4)
Carrying amount	7,369.0	2,818.3	839.0	300.8	194.4	110.5	138.7	11,770.7
Changes in carrying amount:
Additions	-	-	57.6	-	-	132.7	53.3	243.6
Reclassification	-	-	-	200.4	-	(200.4)		-
Amortisation	-	(504.5)	(103.0)	(153.9)	(10.8)	-	(41.3)	(813.5)
Disposals	-	-	-	(133.6)	-	-		(133.6)
Accumulated amortisation of disposals	-	-	-	133.6	-	-		133.6
Other, net	-	-	-	1.0	-	(3.5)		(2.5)
Total changes in carrying amount	-	(504.5)	(45.4)	47.5	(10.8)	(71.2)	12.0	(572.4)
31 December 2024:
Cost	7,369.0	6,360.0	1,528.5	572.8	270.0	39.3	192.0	16,331.6
Accumulated amortisation and impairment	-	(4,046.2)	(734.9)	(224.5)	(86.4)	-	(41.3)	(5,133.3)
Carrying amount	7,369.0	2,313.8	793.6	348.3	183.6	39.3	150.7	11,198.3
Changes in carrying amount:
Additions	-	-	-	-	-	130.0	28.4	158.4
Reclassification	-	-	-	74.4	-	(74.4)		-
Amortisation	-	(528.4)	(104.8)	(133.2)	(10.8)	-	(61.1)	(838.3)
Disposals	-	(2,910.0)	-	(71.8)	-	-		(2,981.8)
Accumulated amortisation of disposals	-	2,910.0	-	72.7	-	-		2,982.7
Other, net	-	-	-	3.5	-	12.1		15.6
Total changes in carrying amount	-	(528.4)	(104.8)	(54.4)	(10.8)	67.7	(32.7)	(663.4)
31 December 2025:
Cost	7,369.0	3,450.0	1,528.5	566.9	270.0	107.0	220.4	13,511.8
Accumulated amortisation and impairment	-	(1,664.6)	(839.7)	(273.0)	(97.2)	-	(102.4)	(2,976.9)
Carrying amount	7,369.0	1,785.4	688.8	293.9	172.8	107.0	118.0	10,534.9

Goodwill
Goodwill represents the fair value of the combined business of VodafoneZiggo in excess of the fair value of the identifiable assets and liabilities assumed upon closing of the JV transaction. We have one cash-generating unit.
The annual impairment tests in 2025 and 2024 did not indicate that our carrying value is not recoverable. The recoverable amount is estimated based on value in use. The test was carried out by discounting future cash flows to be generated from the continuing use of our cash-generating unit and are based on past experience and our long-range plan as at 1 October. Projected cash flows for the first 5.25 years are based on the long-range plan as approved by management. Key assumptions used in the calculation of the recoverable amount are the EBITDA AL (EBITDA after Leases) margin, pre-tax weighted average cost of capital and the terminal value growth rate.
The following rates were applied in performing the impairment test:

	1 October 2025	1 October 2024
Goodwill carrying amount	7,369.0	7,369.0
EBITDA AL margin	43-44%	45%-46%
Pre-tax discount rate (WACC)	8.0%	7.4%
Terminal value growth rate	1.1%	1.0%
The recoverable amount exceeds the carrying value by €1.1 billion. If the pre-tax discount rate increases by 0.6% or if the terminal value growth rate decreases by 0.8%, without taking into consideration any potential offsetting impacts, the recoverable amount of our cash-generating unit would be in line with its carrying amount. Further, we are experiencing significant competition in both our fixed-line and mobile operations. If the adverse impacts of economic, competitive, regulatory or other factors were to cause significant deterioration of the results of our operations or cash flows, we could conclude in future periods that our goodwill and/or other long-lived assets is required.
Customer relationships
The majority of the customer relationships are related to Fixed-Mobile-Convergence (FMC). This comprises the customer relationships to which converged services are offered, resulting in (i) higher rates of customer retention and (ii) a longer period over which the related future economic benefits will be received.
At 31 December 2025, the remaining amortisation period for customer relationships is between one and eleven years.
Spectrum licenses
Represents primarily mobile spectrum licenses associated with our mobile operations. Spectrum licenses have a remaining useful life (license terms) of five to sixteen years.
Software
Software comprises the costs of purchasing and developing computer software. These capitalised amounts generally have estimated useful lives of three to five years, except for billing system software, that has an estimated useful life of ten years.
Trade name
Trade name represents the future economic benefits arising from the Ziggo trade name. The remaining amortisation period for the trade name is sixteen years.
Broadcasting Rights
Broadcasting rights represent exclusive contractual rights to broadcast sports content. The sports broadcasting rights are amortised over the applicable sport season(s) covered by the contractual right. Refer to note 3 where the change in accounting policy impact is presented.

Accounting policy - Intangible assets and goodwill

Customer relationships are initially recorded at their fair values in connection with business combinations and subsequently at cost less accumulated amortisation and impairments, if any. Upon closing the JV Transaction, our mobile spectrum licenses were recorded at their fair value and subsequent to the closing of the JV Transaction, we record licenses at costs less accumulated amortisation and impairments, if any.

Costs that are directly associated with the production of identifiable and unique software products controlled by the company, and that are expected to generate economic benefits beyond one year, are recognised as intangible assets and are amortised over their estimated useful life on a straight-line basis over a period of three to five years. Capitalised internal use software costs include only external direct costs of materials and services consumed in developing or obtaining the software and payroll and payroll-related costs for employees who are directly associated with the project. Capitalisation of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. Costs associated with maintaining computer software are recognised as an expense as incurred.

The trade name was initially recorded in connection with the JV transaction at fair value and is amortised over its estimated useful life on a straight-line basis.

Goodwill is not amortised, but instead is tested for impairment at least annually. Intangible assets with finite lives are amortised on a straight-line basis over their respective estimated useful lives to their estimated residual values and reviewed for impairment. Useful lives used to amortise our intangible assets are assessed periodically and are adjusted when warranted.

Broadcast rights are capitalised as an intangible asset upon execution of the underlying sports broadcasting agreement. The sports broadcasting rights are amortised over the applicable sport season(s) covered by the contract.

Accounting policy - Intangible assets and goodwill - Continued
The estimated useful lives of our intangible assets are as follows:
Customer relationships	9-20 years
Spectrum licenses	17-20 years
Software	3-10 years
Trade name	25 years
Broadcast rights	Sport season(s) covered by contractual right

Intangible assets are assessed at each reporting date to determine if any indication of an impairment exists. If any such indication exists, the recoverable amount of the asset is estimated, which is the higher of value in use and fair value less costs of disposal. When the carrying amount exceeds its recoverable amount, an impairment loss is recognised for the difference between those amounts. Impairments other than on goodwill are reversed if and to the extent that the impairment no longer exists.

10.    Property and equipment
Movements in property and equipment were as follows:

In € millions	Distribution systems	Customer premises equipment	Support equipment and buildings (a)	Assets under construction	Total
Balance as at 1 January 2024:
Cost	5,953.9	999.8	350.7	281.3	7,585.7
Accumulated depreciation and impairment	(2,742.1)	(471.0)	(48.2)	-	(3,261.3)
Carrying amount	3,211.8	528.8	302.5	281.3	4,324.4
Changes in carrying amount:
Investments	-	-	-	718.0	718.0
Reclassifications	532.9	179.3	34.3	(746.5)	-
Depreciation	(561.8)	(197.8)	(22.4)	-	(782.0)
Impairment	-	-	-	(6.9)	(6.9)
Disposals	(325.1)	(204.3)	(31.5)	-	(560.9)
Accumulated depreciation and impairment of disposals	325.1	204.3	30.7	-	560.1
Other, net	-	-	3.6	10.3	13.9
Total changes in carrying amount	(28.9)	(18.5)	14.7	(25.1)	(57.8)
Balance as at 31 December 2024:
Cost	6,161.7	974.8	357.1	256.2	7,749.8
Accumulated depreciation and impairment	(2,978.8)	(464.5)	(39.9)	-	(3,483.2)
Carrying amount	3,182.9	510.3	317.2	256.2	4,266.6

In € millions	Distribution systems	Customer premises equipment	Support equipment and buildings (a)	Assets under construction	Total
Balance as at 1 January 2025:
Cost	6,161.7	974.8	357.1	256.2	7,749.8
Accumulated depreciation and impairment	(2,978.8)	(464.5)	(39.9)	-	(3,483.2)
Carrying amount	3,182.9	510.3	317.2	256.2	4,266.6
Changes in carrying amount:
Investments	-	-	-	717.5	717.5
Reclassifications	498.1	179.8	22.1	(700.0)	-
Depreciation	(539.4)	(195.7)	(41.3)	-	(776.4)
Impairment	-	-	-	(2.2)	(2.2)
Disposals	(762.2)	(148.2)	(25.5)	-	(935.9)
Accumulated depreciation and impairment of disposals	760.2	148.2	25.5	-	933.9
Other, net	(7.8)	-	(10.5)	6.6	(11.7)
Total changes in carrying amount	(51.1)	(15.9)	(29.7)	21.9	(74.8)
Balance as at 31 December 2025:
Cost	5,889.8	1,006.4	353.7	278.1	7,528.0
Accumulated depreciation and impairment	(2,758.0)	(512.0)	(66.2)	-	(3,336.2)
Carrying amount	3,131.8	494.4	287.5	278.1	4,191.8
(a)Certain of our property and equipment is subject to a security right granted under our various debt instruments. For additional information, see note 16.

Accounting policy - Property and equipment

Property and equipment are stated at cost less accumulated depreciation. We capitalise costs associated with the construction of new, or upgrades to existing, fixed and mobile transmission and distribution facilities and the installation of new fixed-line services. Capitalised construction and installation costs include materials, labour, and other directly attributable costs. Installation activities that are capitalised include (i) the initial connection (or drop) from our fixed-line system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for new, or upgrades to existing fixed-line services. Subsequent expenditure is capitalised only when it is probable that the future economic benefits associated with the expenditure will flow to us. The costs of other customer-facing activities, such as reconnecting and disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalised with respect to construction activities was immaterial during the periods presented.

Depreciation is computed using the straight-line method over the estimated useful life of the underlying asset. Property and equipment are depreciated over their estimated useful lives to their estimated residual values and reviewed for impairment. Depreciation starts as soon as the asset is available for its intended use, and ends at decommissioning or divestment. Useful lives used to depreciate our property and equipment are assessed periodically and are adjusted when warranted.

The estimated useful lives, per asset category, are as follows:
Distribution systems	4-30 years
Customer premises equipment	3-5 years
Support equipment and buildings	3-40 years

Additions, replacements, and improvements that extend the asset life are capitalised. Repairs and maintenance are charged to operations. We recognise a liability for asset retirement obligations in the period in which it is incurred if sufficient information is available to make a reasonable estimate of fair values. Asset retirement obligations may arise from the loss of rights of way that we obtain from local municipalities or other relevant authorities.

Property and equipment are assessed at each reporting date to determine if any indication of an impairment exists. If any such indication exists, the recoverable amount of the asset is estimated, which is the higher of value in use and fair value less costs of disposal. When the carrying amount exceeds its recoverable amount, an impairment loss is recognised for the difference between those amounts. Impairment losses are reversed to the extent that the impairment no longer exist.

11.    Leases
We enter into leases for network equipment, real estate, mobile site sharing and vehicles. We provide residual value guarantees on certain of our vehicle leases, which are included in our measurement of the lease obligation.
Right-of-use assets
The right-of-use assets (ROU assets) are separately presented on our consolidated statement of financial position. A summary of the carrying value of the underlying classes of assets is outlined below:

	31 December
In € millions	2025	2024
Distribution systems	278.0	260.8
Support equipment and building	77.3	72.0
Total carrying amount	355.3	332.8
During the year, we recorded non-cash additions to our ROU assets of €115.9 million (2024: €80.4 million). In 2025, we realised €6.1 million (2024: €6.2 million) of income from sublease of miscellaneous sites, which is presented in revenue.
Lease expenses
A summary of our aggregate lease expense is outlined below:

	Year ended 31 December
In € millions	2025	2024
Depreciation (a)	84.4	83.8
Interest expense (a)	15.7	14.9
Total lease expense	100.1	98.7
(a)Our depreciation charge is related to asset classes (i) Distribution systems for €59.4 million (2024: €58.5 million), and (ii) Support, equipment and building for €25.0 million (2024: €25.3 million). Depreciation and interest expenses are included in our consolidated statement of profit or loss and other comprehensive income and are presented as amortisation and depreciation, and finance costs, respectively.

Cash flow implications
A summary of our cash outflows relating to our leases are outlined below:

	Year ended 31 December
In € millions	2025	2024
Cash outflow from operating activities	15.7	14.9
Cash outflow from financing activities	84.1	84.6
Total cash outflows from leases	99.8	99.5
Maturities of lease obligations
The maturities of our lease obligations as at 31 December 2025 are presented below. Amounts presented below represent euro equivalents based on 31 December 2025 exchange rates:

In € millions
Year ending 31 December:
2026	98.3
2027	83.4
2028	65.4
2029	52.8
2030	38.8
2031 and thereafter	73.4
Total principal and interest payments	412.1
Less: present value discount	(46.2)
Present value of net minimum lease payments	365.9
Current portion	85.1
Non-current portion	280.8

Accounting policy - Leases

When we lease an asset, a right-of-use asset is recognised for the leased item and a lease liability is recognised for any lease payments to be paid over the lease term at the lease commencement date. The right-of-use asset is initially measured at cost, being the present value of the lease payments paid or payable, plus any initial direct costs incurred in entering the lease and less any lease incentives received.

Right-of-use assets are depreciated on a straight-line basis from the commencement date to the earlier of the end of the asset’s useful life or the end of the lease term. The lease term is determined as the non-cancellable term of a contract together with any periods covered by an option to extend the lease if we are reasonably certain to exercise this option or any periods covered by an option to terminate the lease if it is reasonably certain not to be exercised. If right-of-use assets are considered to be impaired, the carrying value is reduced accordingly.

Lease liabilities are initially measured at the discounted value of the lease payments over the lease term that are not paid at the commencement date. As the implicit discount rates on our leases are not readily available, we apply the incremental borrowing rate applicable at commencement date of a lease to determine the discounted value. The incremental borrowing rate is determined using a risk-free rate combined with a spread reflecting our credit risk.

After initial recognition, the lease liability is recorded at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate (e.g. an inflation related increase) or if our assessment of the lease term changes.

Purchase options are considered when we are reasonably certain to execute these options. Penalties for early termination of a lease are not included when we are reasonably certain that the related early termination will not take place.

The lease liability that is expected to be due within one year is presented in current liabilities, the long-term portion is included in non-current liabilities.

We apply the practical expedient not to separate non-lease components from lease components for certain lease-categories. We do not apply the practical expedients for low-value leases and short-term leases.

12.    Contract assets and contract costs

	31 December
In € millions	2025	2024
Contract assets (a)	42.4	34.3
Costs to obtain a contract	26.4	21.6
Costs to fulfil a contract	6.1	5.6
Total non-current contract assets and contract costs	74.9	61.5
Contract assets (a)	116.6	103.6
Costs to obtain a contract	71.0	63.9
Costs to fulfil a contract	3.8	4.0
Total current contract assets and contract costs	191.4	171.5

Total contract assets and contract costs	266.3	233.0
(a)Our contract assets are reported net of an allowance for doubtful accounts. Such allowance aggregated €6.4 million and €3.3 million at 31 December 2025 and 2024, respectively.
Contract costs
During 2025 and 2024, we amortised €99.9 million and €101.1 million, respectively, to cost of outsourced work and other external costs.
Sale of handset receivables
In December 2024, VodafoneZiggo entered into a securitisation agreement for certain of its handset receivables. The securitisation agreement has a three-year term, during which VodafoneZiggo may, at its discretion, assign handset receivables to VZ Financing Receivables B.V., an unconsolidated special purpose financing entity (SPE). In December 2024, VodafoneZiggo received proceeds of €147.8 million associated with the sale of certain handset receivables under this securitisation agreement. We recognised €7.4 million of expenses, net, associated with the initial sale of these handset receivables, which are included in cost of outsourced work and other external costs in our consolidated statement of profit or loss and other comprehensive income.
During 2025, we continued to sell and assign mobile handset loan receivables to the SPE under this securitization facility. We received proceeds associated with these sales at a discount, resulting in the recognition of €12.5 million of expenses associated with the recurring sale and assignment of mobile handset loan receivables. These expenses are included in costs of outsourced work and external costs in our consolidated statement of profit or loss and other comprehensive income.
13.    Trade and other receivables

	31 December
In € millions	2025	2024
Trade receivables (a)	152.6	121.6
Related-party receivables (b)	21.3	35.5
Other receivables	18.5	30.6
Carrying amount	192.4	187.7
(a)All receivables have an estimated maturity shorter than one year, and no interest is charged on receivables.
(b)Related-party receivables represent non-interest bearing receivables from certain Liberty Global and Vodafone Group subsidiaries.
Trade receivables

	31 December
In € millions	2025	2024
Trade accounts receivable	109.6	95.5
Unbilled revenue	58.8	51.6
Less: Loss allowance for trade accounts receivable and unbilled revenue (a)	(15.8)	(25.5)
Carrying amount	152.6	121.6
(a)The loss allowance for trade accounts receivable and unbilled revenue is measured based on expected credit losses (ECL). We use a number of factors in determining the allowance, including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risks. The allowance is maintained until either receipt of payment or the likelihood of collection is considered to be remote.
The ageing of the gross trade accounts receivable and unbilled revenue, as well as the associated allowance for credit losses, are outlined below:

	31 December 2025			31 December 2024
	Trade accounts receivable and unbilled revenue, gross	Allowance for credit losses:		Trade accounts receivable and unbilled revenue, gross	Allowance for credit losses:
In € millions		Trade accounts receivable	Unbilled revenue		Trade accounts receivable	Unbilled revenue
Current	119.3	(1.0)	(0.3)	102.4	(0.6)	(1.2)
30 days or less	19.5	(1.1)	-	15.7	(2.0)	-
31-60 days	7.1	(1.5)	-	6.6	(3.0)	-
61-180 days	12.7	(5.9)	-	13.3	(10.4)	-
Over 180 days	9.8	(6.0)	-	9.1	(8.3)	-
Total	168.4	(15.5)	(0.3)	147.1	(24.3)	(1.2)

The table below shows the movement of the allowance for impairment of trade accounts receivable and unbilled revenue:

In € millions	2025	2024
Allowance at 1 January	25.5	26.6
Provisions for impairment of trade accounts receivable and unbilled revenue	0.7	1.3
Write-off of receivables and other movements	(10.7)	(2.4)
Allowance at 31 December	15.5	25.5

Accounting policy - Trade and other receivables

Trade and other receivables are carried at amortised cost on the basis of the effective interest method, less impairment losses, unless it is a trade receivable without a significant financing component. The effective interest and impairment losses, if any, are directly recognised in the statement of profit or loss. Purchases and sales of financial assets that belong to the category trade and other receivables are accounted for at the transaction date.
For more general information related to the accounting policies of financial instruments, see note 19.

14.    Cash and cash equivalents

	31 December
In € millions	2025	2024
Money-market funds (a)	136.5	711.8
Cash	42.3	33.3
Restricted cash	0.1	0.1
Carrying amount	178.9	745.2
(a)During October 2024, we issued the 2032 Euro Senior Notes and the proceeds were invested in money-market funds. In January 2025, the proceeds were used to redeem the 2027 Senior Notes. See note 16 for further information.
All cash and cash equivalents are available on demand, with the exception of the restricted cash balances.

Accounting policy - Cash and cash equivalents

Cash and cash equivalents are held at amortised cost and consist of money market funds and other investments that are readily convertible into cash and have maturities of three months or less at the time of acquisition.

15.    Group equity
Share capital
The Company’s authorised capital is not limited. On 31 December 2025 and 2024, there were 104 ordinary shares of €1.00 each issued and fully paid.
Share premium
Amounts contributed by the shareholders of the Company in excess of the nominal share capital, are accounted for as share premium. This also includes additional capital contributions by existing shareholders without the issue of shares or issue of rights to acquire shares of the Company.
The equity distributions to shareholders, declared and paid in 2025 and amounting to €123.0 million (2024: €125.0 million), have been deducted from the share premium.
The share premium is freely distributable, subject to covenant testing as required by our third-party debt agreements and the equity distribution test as per Dutch law.
Retained earnings
The Management Board proposed, with the consent of the Supervisory Board, to the General Meeting to appropriate the result after tax for 2025 to retained earnings. Additionally the result after tax impact due to the change in accounting policy as also been appropriated to the retained earnings of 2025 and 2024.
16.    Debt
The euro-equivalents of the components of our third-party and related-party debt are as follows:

	31 December 2025			31 December 2024
In € millions	Weighted average interest rate (a)	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior and Senior Secured Notes	4.94%	6,906.3	6,513.4	6,226.3	5,794.5
Credit Facilities (b) (c)	5.26%	2,664.9	2,671.3	4,682.6	4,673.2
Vendor Financing (d)	3.36%	999.6	999.6	999.6	999.6
Total third-party debt (e)	4.87%	10,570.8	10,184.3	11,908.5	11,467.3
Related-party Debt	5.55%	1,815.8	1,815.8	1,815.8	1,815.8
Total debt	4.97%	12,386.6	12,000.1	13,724.3	13,283.1
Current maturities of debt		999.6		999.7

Non-current maturities of debt		11,387.0		12,724.6

(a)Represents the weighted average interest rate in effect at 31 December 2025 for all borrowings outstanding pursuant to each debt instrument, including any applicable margin. The interest rates presented represent stated rates and do not include the impact of derivative instruments, deferred financing costs, original issue premiums or discounts and commitment fees, all of which affect our overall cost of borrowing. Including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of deferred financing costs, the weighted average interest rate on our aggregate third-party variable- and fixed-rate indebtedness was 4.18% at 31 December 2025. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings. For information regarding our derivative instruments, see note 20.
(b)The Credit Facilities include a revolving facility (Revolving Facility G2) with a maximum borrowing capacity of €800.0 million, which was undrawn at 31 December 2025. Unused borrowing capacity represents the maximum availability under the Credit Facilities at 31 December 2025 without regard to covenant compliance calculations or other conditions precedent to borrowing. At 31 December 2025, based on the most restrictive applicable leverage covenants and leverage-based restricted payment tests, the full €800.0 million of unused borrowing capacity was available to be borrowed and there were no additional restrictions on our ability to make loans or distributions from this availability. Upon completion of the relevant 31 December 2025 compliance reporting requirements and based on the most restrictive applicable leverage covenants and leverage-based restricted payment tests, we expect that the full amount of unused borrowing capacity will continue to be available to be borrowed and that there will be no additional restrictions with respect to loans or distributions from this availability. Our above expectations do not consider any actual or potential changes in our borrowing levels or any amounts loaned or distributed subsequent to 31 December 2025, or the impact of additional amounts that may be available to borrow, loan or distribute under certain defined baskets under the Credit Facilities.
(c)Principal amounts include €2.3 million and €2.4 million at 31 December 2025 and 2024, respectively, of borrowings pursuant to an excess cash facility (Financing Facility) under the Credit Facilities. These borrowings are owed to a non-consolidated special purpose financing entity that has issued notes to finance the purchase of receivables due from our company to certain other third parties for amounts that we and our subsidiaries have vendor financed. To the extent that the proceeds from these notes exceed the amount of vendor financed receivables available to be purchased, the excess proceeds are used to fund this excess cash facility.
(d)Represents amounts owed to various creditors pursuant to interest-bearing vendor financing arrangements that are used to finance certain of our property and equipment additions, software additions and operating expenses. These arrangements extend our repayment terms beyond a vendor’s original due dates (e.g. extension beyond a vendor’s customary payment terms, which are generally 90 days or less) and as such are classified outside of accounts payable as debt on our consolidated statement of financial position. These obligations are generally due within one year and include VAT that was also financed under these arrangements. For purposes of our consolidated statement of cash flows, operating-related expenses financed by an intermediary are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor as there is no actual cash outflow until we pay the financing intermediary. During 2025 and 2024, the constructive cash outflow included in cash flows from operating activities and the corresponding constructive cash inflow included in cash flows from financing activities related to these operating expenses was €766.2 million and €709.3 million, respectively. Repayments of vendor financing obligations at the time we pay the financing intermediary are included in repayments of third-party debt and lease obligations in our consolidated statement of cash flows.
(e)We anticipate that, based on current forward-looking expectations, the company will likely exceed the covenant leverage ratio range of 4.5 and 5.0 times Covenant EBITDA during the upcoming fiscal year; however, management is closely monitoring the situation and assessing any potential consequences and mitigating actions for deleveraging. In the event that we exceed 4.0x net senior and 5.0x net total Covenant EBITDA, we would be subject to certain restrictions when making certain restricted payments, including distributions and loans to our shareholders and issuing incremental debt. The ability to draw on the RCF is not restricted by breach, however a springing maintenance test becomes effective once 40% has been drawn, and accordingly is not expected to cast significant doubt on our ability to continue as a going concern.
Senior and Senior Secured Notes
The details of the outstanding Senior and Senior Secured Notes as at 31 December 2025 are summarised in the following table:

			Outstanding principal amount
In millions	Maturity	Interest rate	Borrowing currency	Euro equivalent	Carrying value (a)
2030 Dollar Senior Secured Notes	15 January 2030	4.875%	$991.0	844.4	848.6
2030 Euro Senior Secured Notes	15 January 2030	2.875%	€502.5	502.5	501.9
2030 Euro Senior Notes	28 February 2030	3.375%	€900.0	900.0	897.5
2030 Dollar Senior Notes	28 February 2030	5.125%	$500.0	426.0	424.2
2032 Dollar Senior Secured Notes	15 January 2032	5.000%	$1,525.0	1,299.5	1,294.0
2032 Euro Senior Secured Notes	15 January 2032	3.500%	€750.0	750.0	746.9
2032 Euro Senior Notes	15 November 2032	6.125%	€575.0	575.0	571.5
2033 Dollar Senior Secured Notes	15 January 2033	7.500%	$1,150.0	979.9	977.6
2033 Euro Senior Secured Notes	15 January 2033	5.250%	€650.0	650.0	644.1
Total				€6,927.3	€6,906.3
(a)Amounts are net of unamortised premiums, discounts and deferred financing costs, as applicable.

Ziggo B.V., Ziggo Bond Company B.V. and VZ Secured Financing B.V. have issued certain Senior and Senior Secured Notes, respectively. In general, our Senior and Senior Secured Notes are senior obligations of the issuer of such notes that rank equally with all of the existing and future senior debt of such issuer and are senior to all existing and future subordinated debt of such issuer. Our Senior Secured Notes (i) contain certain guarantees from other subsidiaries of VodafoneZiggo (as specified in the applicable indenture), and (ii) are secured by certain pledges or liens over certain assets and/or shares of certain subsidiaries of VodafoneZiggo. In addition, the indentures governing our Senior and Senior Secured Notes contain certain covenants, the more notable of which are as follows:
•Subject to certain materiality qualifications and other customary and agreed exceptions, our notes contain (i) certain customary incurrence-based covenants and (ii) certain restrictions that, among other things, restrict the ability of certain of our subsidiaries to (a) incur or guarantee certain financial indebtedness, (b) make certain disposals and acquisitions, (c) create certain security interests over their assets, and (d) make certain restricted payments to their direct and/or indirect parent companies through dividends, loans or other distributions;
•Our notes provide that any failure to pay principal at its stated maturity (after the expiration of any applicable grace period) of, or any acceleration with respect to, other indebtedness of the issuer or certain of our subsidiaries over agreed minimum thresholds (as specified under the applicable indenture), is an event of default under the respective notes;
•If the relevant issuer or certain of its subsidiaries (as specified in the applicable indenture) sell certain assets, such issuer must, subject to certain materiality qualifications and other customary and agreed exceptions, offer to repurchase the applicable notes at par, or if a change of control (as specified in the applicable indenture) occurs, such issuer must offer to repurchase all of the relevant notes at a redemption price of 101%; and

•Our Senior Secured Notes contain certain early redemption provisions including the ability to, during each 12-month period commencing on the issue date for such notes until the applicable call date, redeem up to 10% of the original principal amount of the notes at a redemption price equal to 103% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.
All our notes are non-callable prior to the applicable Call Date presented in the table below. At any time prior to the applicable Call Date, we may redeem some or all of the applicable notes by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the applicable Call Date using the discount rate as at the redemption date plus a premium (each as specified in the applicable indenture).

Senior and Senior Secured Notes	Call Date
2030 Dollar Senior Secured Notes	15 October 2024
2030 Euro Senior Secured Notes	15 October 2024
2030 Euro Senior Notes	15 February 2025
2030 Dollar Senior Notes	15 February 2025
2032 Dollar Senior Secured Notes	15 January 2027
2032 Euro Senior Secured Notes	15 January 2027
2032 Euro Senior Notes	15 November 2027
2033 Dollar Senior Secured Notes	15 October 2028
2033 Euro Senior Secured Notes	15 September 2028
On or after the applicable Call Date, we may redeem some or all of these notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the applicable redemption date, as outlined below:

	2030 Dollar Senior Secured Notes	2030 Euro Senior Secured Notes	2030 Euro Senior Notes	2030 Dollar Senior Notes	2032 Dollar Senior Secured Notes (a)	2032 Euro Senior Secured Notes (a)	2032 Euro Senior Notes	2033 Dollar Senior Secured Notes	2033 Euro Senior Secured Notes
12-month period commencing	15 October	15 October	15 February	15 February	15 January	15 January	15 November	15 October	15 September
2026	100.609%	100.359%	100.844%	101.281%	N.A.	N.A.	N.A.	N.A.	N.A.
2027	100.000%	100.000%	100.422%	100.641%	102.500%	101.750%	103.063%	N.A.	N.A.
2028	100.000%	100.000%	100.000%	100.000%	101.250%	100.875%	101.531%	103.750%	102.625%
2029	100.000%	100.000%	100.000%	100.000%	100.625%	100.438%	100.000%	101.875%	101.313%
2030	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%
2031 and thereafter	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%	100.000%
(a)The redemption prices applicable to the 2032 Dollar Senior Secured Notes and 2032 Euro Senior Secured Notes shall, subject to certain limitations, increase or decrease by a maximum of 0.125% per annum depending on if we achieve certain sustainability performance targets.
Credit Facilities
The Credit Facilities are the Senior and Senior Secured Credit Facilities of certain subsidiaries of the Company. The details of our borrowings under the Credit Facilities as at 31 December 2025 are summarised in the following table:

in millions	Maturity	Interest rate	Facility amount (in borrowing currency) (a)	Outstanding principal amount	Unused borrowing capacity	Carrying value (b)
Senior Secured Facilities:
Facility H (c)	31 January 2029	EURIBOR + 3.00%	€2,250.0	€2,250.0	€-	€2,245.3
Facility N (c)	15 January 2033	SOFR + 3.25%	$500.0	426.0	-	417.3
Revolving Facility G2 (d)	30 September 2029	(d)	€800.0	-	800.0	-
Total Senior Secured Facilities				2,676.0	800.0	2,662.6
Senior Facilities:
Financing Facility (e)	15 January 2029	2.875%	€2.3	2.3	-	2.3
Total				€2,678.3	€800.0	€2,664.9
(a)Amounts represent total third-party facility amounts as at 31 December 2025.
(b)Amounts are net of unamortised premiums, discounts, and deferred financing costs, as applicable.
(c)Facility H has a EURIBOR floor of 0.0% and Facility N has a USD denominated floor of 0.0%.
(d)The Revolving Facility G2 bears interest at EURIBOR plus 2.75% (subject to a leveraged margin ratchet) and has a fee on unused commitments of 40% of such margin per year. This facility incorporates an Environmental, Social and Governance (ESG)-linked margin ratchet, which may result in an interest rate adjustment based on the achievement or otherwise of certain ESG metrics.
(e)Amounts represent borrowings that are owed to a non-consolidated special purpose financing entity that has issued notes to finance the purchase of receivables due from our company to certain other third parties for amounts that we and our subsidiaries have vendor financed. To the extent that the proceeds from these notes exceed the amount of vendor financed receivables available to be purchased, the excess proceeds are used to fund this excess cash facility.
We have entered into a Senior Secured Credit Facility agreement with certain financial institutions and a Senior Credit Facility agreement with a non-consolidated special purpose financing entity (the Credit Facilities). Our Credit Facilities contain certain covenants, the more notable of which are as follows:
•Our Credit Facilities contain certain consolidated net leverage ratios, as specified in the relevant Credit Facility, which are required to be complied with (i) on an incurrence basis and/or (ii) in respect of our Senior Secured Credit Facilities, when the associated Revolving Credit Facilities has been drawn beyond a specified percentage of the total available revolving credit commitments on a maintenance basis;
•Subject to certain customary and agreed exceptions, our Credit Facilities contain certain restrictions which, among other things, restrict the ability of certain of our subsidiaries to (i) incur or guarantee certain financial indebtedness, (ii) make certain disposals and acquisitions, (iii) create certain security interests over their assets, and (iv) make certain restricted payments to their direct and/or indirect parent companies through dividends, loans or other distributions;

•Our Credit Facilities require that certain of our subsidiaries (i) guarantee the payment of all sums payable under the relevant Credit Facility and (ii) in respect of our Senior Secured Credit Facilities, grant first-ranking security over substantially all of their assets to secure the payment of all sums payable thereunder;
•In addition to certain mandatory prepayment events, the instructing group of lenders under our Senior Secured Credit Facilities, under certain circumstances, may cancel the commitments thereunder and declare the loans thereunder due and payable at par after the notice period following the occurrence of a change of control (as specified in our Senior Secured Credit Facilities);
•In addition to certain mandatory prepayment events, the individual lender under our Senior Credit Facilities, under certain circumstances, may cancel its commitments thereunder and declare the loans thereunder due and payable at a price of 101% after the notice period following the occurrence of a change of control (as specified in our Senior Credit Facilities);
•Our Credit Facilities contain certain customary events of default, the occurrence of which, subject to certain exceptions, materiality qualifications and cure rights, would allow the instructing group of lenders to (i) cancel the total commitments, (ii) declare that all or part of the loans be payable on demand, and/or (iii) accelerate all outstanding loans and terminate their commitments thereunder;
•Our Credit Facilities require that we observe certain affirmative and negative undertakings and covenants, which are subject to certain materiality qualifications and other customary and agreed exceptions;
•In addition to customary default provisions, our Senior Secured Credit Facilities include cross-default provisions with respect to our other indebtedness, subject to agreed minimum thresholds and other customary and agreed exceptions; and
•Our Senior Credit Facilities provide that any failure to pay principal at its stated maturity (after the expiration of any applicable grace period) of, or any acceleration with respect to, other indebtedness of the borrower or certain of our subsidiaries over agreed minimum thresholds (as specified under the Senior Credit Facilities), is an event of default under the Senior Credit Facilities.
Vendor Financing
The maturities of our vendor financing obligations as at 31 December 2025 are presented below (in millions):

Year ending 31 December:
2026	999.6
Total vendor financing maturities	999.6
Current portion	999.6
Non-current portion	-
Our vendor financing arrangement allows our vendors to receive payment via a financier within their normal payment terms. Our payment terms to the financier are up to 360 days. The vendor financing obligations do not impact our covenants. The details on the vendor financing arrangement are presented below:

	31 December
Vendor financing arrangement	2025	2024
	In € millions
Carrying amount of liabilities that are part of vendor financing arrangement
Presented in debt	999.6	999.6
Of which vendors have been paid by the finance provider	999.6	999.6
Range of payment dates:
Liabilities that are part of the arrangement	30 - 90 days	30 - 90 days
Comparable trade payables that are not part of the arrangement	30 - 90 days	30 - 90 days
VZ Vendor Financing II B.V. (VZ Vendor Financing II), a third-party special purpose financing entity that is not consolidated by VodafoneZiggo, has issued an aggregate €700.0 million in notes maturing in January 2029 (the Vendor Financing II Notes). The net proceeds from the Vendor Financing II Notes are used by VZ Vendor Financing II to purchase from various third parties certain vendor-financed receivables owed by the Group. To the extent that the proceeds from the Vendor Financing II Notes exceed the amount of vendor-financed receivables available to be purchased, the excess proceeds are used to fund the Financing Facility. As additional vendor-financed receivables become available for purchase, VZ Vendor Financing II can request that we repay any amounts made available under the Financing Facility.
Financing transactions
2025 Financing Transactions. In October 2025, we reduced the borrowing capacity of Revolving Facility G1 by €25.0 million and increased the borrowing capacity of Revolving Facility G2 by €25.0 million. The total commitments under our revolving credit facilities remained at €800.0 million, but there is no longer any borrowing capacity under Revolving Facility G1.
In January 2025, we redeemed in full the outstanding principal amount of our 2027 Senior Notes of $625.0 million at par value. In connection with this transaction, we recognised a net loss on debt extinguishment of €4.4 million related to the write-off of unamortised deferred financing costs.
In September 2025, we issued €650.0 million principal amount of euro-denominated senior secured notes (the 2033 Euro Senior Secured Notes). The 2033 Euro Senior Secured Notes were issued at par, mature on 15 January 2033 and bear interest at a rate of 5.25%.
In October 2025 we (i) issued $600.0 million principal amount of U.S. dollar-denominated senior secured notes (the 2033 Dollar Senior Secured Notes) and (ii) entered into a $500.0 million term loan facility (Facility N). The 2033 Dollar Senior Secured Notes were issued at par, mature on 15 January 2033 and bear interest at a rate of 7.50%. Facility N was issued at 98% of par, matures on 15 January 2033 and bears interest at a rate of Term SOFR + 3.25% (subject to an ESG-based margin ratchet).
In December 2025, we issued an additional $550.0 million principal amount on the existing 2033 Dollar Senior Secured Notes. The additional 2033 Dollar Senior Secured Notes were issued at 100.25% of par.

The net proceeds from the issuance of the 2033 Euro Senior Secured Notes, 2033 Dollar Senior Secured Notes and Credit Facility N, as well as from the partial unwind of certain associated cross currency swaps, were used to fully redeem the outstanding principal amount of Credit Facility I of €2,525.0 million. In connection with these transactions, we recognised a net gain on debt extinguishment of €2.9 million comprised of (i) €5.4 million of settlement discounts received and (ii) the write-off of €2.5 million of unamortised deferred financing costs.
2024 Financing transactions. During 2024, we reduced the borrowing capacity of Revolving Facility G1 by €100.0 million and increased the borrowing capacity of Revolving Facility G2 by €50.0 million. This brought the total commitments under these revolving facilities to €800.0 million, including €25.0 million under Revolving Facility G1 and €775.0 million under Revolving Facility G2.
In October 2024, we issued €575.0 million principal amount of euro-denominated senior notes (the 2032 Euro Senior Notes). The 2032 Euro Senior Notes were issued at par, mature on 15 November 2032 and bear interest at a rate of 6.125%. These notes were issued in accordance with our Green Finance Framework (GFF), a component of our broader Sustainable Finance Framework. Our GFF enables us to issue green and sustainable financing and aligns our capital structure with our Corporate Social Responsibility strategy. The net proceeds from the issuance of the 2032 Euro Senior Notes were used to redeem in full the outstanding principal amount of our 2027 Senior Notes ($625.0 million) at par value in January 2025.
2026 Financing transactions. During May 2026 we entered into a €1,125.0 million term loan facility (Facility P), Facility P was issued at 99.5% of par, matures on 31 May 2033 and bears interest at a rate of EURIBOR + 3.75%. Financing costs of €6.8 million were incurred and deferred over the term of Facility P. The net proceeds from the issuance of Facility P were used to partially redeem Facility H. This financing transaction included an aggregate €1,125.0 million of non-cash borrowings and repayments.
Maturities of Debt
The euro equivalents of the maturities of our debt as at 31 December 2025 are presented below:

In € millions	Third-party	Related-party	Total
Year ending 31 December:
2026	999.6	-	999.6
2027	-	-	-
2028	-	-	-
2029	2,252.3	-	2,252.3
2030	2,672.9	1,815.8	4,488.7
Thereafter	4,680.4	-	4,680.4
Total debt maturities	10,605.2	1,815.8	12,421.0
Premiums, discounts and deferred financing costs, net	(34.4)	-	(34.4)
Total debt	10,570.8	1,815.8	12,386.6
Current portion	999.6	-	999.6
Non-current portion	9,571.2	1,815.8	11,387.0

Cash flow implications
The reconciliation of changes in debt, net derivative position and lease liabilities to cash flows from financing activities is as follows:

In € millions	Debt*	Net derivative position	Lease liabilities	Total
1 January 2024	(12,940.4)	608.3	(357.8)	(12,689.9)
Cash flows from financing activities:
Borrowings of third-party debt	(1,361.0)	-	-	(1,361.0)
Operating-related vendor financing additions	(709.3)	-	-	(709.3)
Repayments of third-party debt and lease obligations:
Debt (excluding vendor financing)	963.2	-	-	963.2
Principal payments on operating-related vendor financing	728.6	-	-	728.6
Principal payments on capital-related vendor financing	482.3	-	-	482.3
Payments on lease obligations	-	-	84.6	84.6
Other financing activities, net	0.1	(1.9)	-	(1.8)
Total cash flows from financing activities	103.9	(1.9)	84.6	186.6
Derivative realised and unrealised gains, net	-	492.4	-	492.4
Foreign currency translation losses	(384.5)	-	-	(384.5)
Other liability-related changes	(503.3)	(269.8)	(72.3)	(845.4)
31 December 2024	(13,724.3)	829.0	(345.5)	(13,240.8)
Cash flows from financing activities:
Borrowings of third-party debt	(2,111.9)	-	-	(2,111.9)
Operating-related vendor financing additions	(766.2)	-	-	(766.2)
Repayments of third-party debt and lease obligations:
Debt (excluding vendor financing)	2,816.4	-	-	2,816.4
Principal payments on operating-related vendor financing	720.1	-	-	720.1
Principal payments on capital-related vendor financing	504.8	-	-	504.8
Payments on lease obligations	-	-	84.1	84.1
Payment of financing costs and debt premiums	(10.0)			(10.0)
Net cash received related to derivative instruments		(143.2)		(143.2)
Other financing activities, net	(1.5)	-	-	(1.5)
Total cash flows from financing activities	1,151.7	(143.2)	84.1	1,092.6

In € millions	Debt*	Net derivative position	Lease liabilities	Total
Derivative realised and unrealised losses, net	-	(481.8)	-	(481.8)
Foreign currency translation gains	624.9	-	-	624.9
Other liability-related changes	(438.9)	(119.0)	(104.5)	(662.4)
31 December 2025	(12,386.6)	85.0	(365..9)	(12,667.5)

Accounting policy - Debt

Debt is measured at amortised cost, using the effective interest rate method. The effective interest is directly recorded in the statement of profit or loss.
For more information related to the accounting policies of financial instruments, see note 19.

17.    Trade and other payables

	31 December
In € millions	Restated 2025	Restated 2024
Trade payables	573.1	528.9
Value-added tax (VAT) payable	128.3	135.5
Broadcasting rights payable	76.0	16.2
Payroll tax and social security payable	20.1	16.7
Other	2.8	3.2
Total	800.3	700.5
All current liabilities have an estimated maturity shorter than one year, no interest is charged on trade and other payables.

Accounting policy - Trade and other payables

Trade and other payables (excluding VAT, payroll tax and social security payable) are measured at amortised cost using the effective interest method. For more information related to the accounting policies of financial instruments, see note 19.

18.    Accruals and deferred income

	31 December
In € millions	2025	2024
Deferred revenue	183.7	186.7
Accrued interest payable	144.7	152.2
Accrued compensation and benefits	65.5	71.4
Accrued programming and copyright fees	59.3	47.0
Subscriber deposits	17.2	18.7
Accrued capital expenditure	17.1	17.4
Total	487.5	493.4
19.    Financial instruments - Fair value and risk management
19.1 Fair value
The below table shows a summary of financial assets and liabilities at carrying amount and fair value, classified per category:

	Restated 31 December 2025		Restated 31 December 2024
In € millions	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets at FVTPL:
Derivatives	281.5	281.5	1,029.0	1,029.0
Financial assets at amortised cost:
Trade and other receivables	192.4	192.4	187.7	187.7
Cash and cash equivalents	178.9	178.9	745.2	745.2
Other assets (a)	7.6	7.6	8.5	8.5
Total financial assets	660.4	660.4	1,970.4	1,970.4

Financial liabilities at FVTPL:
Derivatives	196.5	196.5	200.0	200.0
Financial liabilities at amortised cost:
Debt	12,386.6	12,000.1	13,724.3	13,283.1
Broadcasting rights payable (b)	57.5	57.5	85.2	85.2
Trade and other payables (c)	651.9	651.9	548.3	548.3
Accruals and deferred income (d)	303.8	303.8	306.7	306.7
Total financial liabilities	13,596.3	13,209.8	14,864.5	14,423.3
(a)This amount includes the current and noncurrent portion of other assets.
(b)This amount is included in other liabilities.
(c)The amount excludes payables related to VAT, payroll tax and social security.
(d)The amount excludes deferred revenue.
Of our categories of financial instruments, only derivatives are measured and recognised on the statement of financial position at fair value. The recurring fair value measurements of these instruments are determined using discounted cash flow models. Most of the inputs to these discounted cash flow models consist of, or are derived from, observable Level 2 data for substantially the full term of these instruments. This observable data primarily includes currency rates, interest rate futures and swap rates, which are retrieved or derived from available market data, and are used to calculate, amongst other items, yield curves and forward interest and currency rates. Furthermore, we use a Monte Carlo-based approach to incorporate a credit risk valuation adjustment in our fair value measurements to estimate the impact of both our own non-performance risk and the non-performance risk of our counterparties. The inputs used for our credit risk valuation adjustments, including our and our counterparties’ credit spreads represent our most significant Level 3 inputs, and these inputs are used to derive the credit risk valuation adjustments with respect to these instruments. As we would not expect these parameters to have a significant impact on the valuations of these instruments, we have determined that these valuations fall under Level 2 of the fair value hierarchy. Our credit risk valuation adjustments with respect to our cross-currency and interest rate swap contracts are quantified and further explained in note 20.

Fair value measurements are also used in connection with non-recurring valuations performed in connection with impairment assessments and acquisition accounting. During 2025 and 2024, we did not perform any significant non-recurring fair value measurements.
The estimated fair values of our (i) trade receivables and other receivables, (ii) cash and other cash equivalents, (iii) trade and other payables and (iv) accruals and deferred income are a reasonable approximation of their carrying amounts. The estimated fair values of our debt instruments are generally determined using the average of applicable bid and ask prices (Level 1).

Accounting policy - financial instruments
Fair value measurements For information on the accounting policies related to fair value measurements, see note 2.

Financial instruments
Recognition and initial measurement
A financial asset or liability is recognised when we become party to a contract that is a financial instrument. Financial instruments are initially measured at fair value, including discount or premium and directly attributable transaction costs. However, if financial instruments are subsequently measured at fair value through profit and loss (FVTPL), then directly attributable transaction costs are directly recognised in the statement of profit or loss at the initial recognition.
The accounting policies for subsequent measurement of (i) trade and other receivables, (ii) debt, (iii) trade and other payables and (iv) derivative instruments, are outlined in notes 13, 16, 17 and 20, respectively.

Derecognition
We derecognise a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which we neither transfer nor retain substantially all of the risks and rewards of ownership and we do not retain control of the financial asset.
We derecognise a financial liability when its contractual obligations are discharged or cancelled, or expire. We also derecognise a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid is recognised in profit or loss.

Classification
Financial instruments (and individual components of financial instruments) are presented in the consolidated financial statements in accordance with the contractual terms and our business model for managing them. Presentation of the financial instruments is based on the individual components of financial instruments as a financial asset, financial liability or equity instrument.
A financial asset and a financial liability are offset when we have a legally enforceable right to set off the financial asset and financial liability and we have the firm intention to settle the balance on a net basis, or to settle the asset and the liability simultaneously.
If there is a transfer of a financial asset that does not qualify for derecognition on the statement of financial position, the transferred asset and the associated liability are not offset.

Impairment of financial assets
A financial asset that is not measured based on (i) fair value with value changes reflected in the statement of profit or loss, or at (ii) amortised cost or lower market value, is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, with negative impact on the estimated future cash flows of that asset, which can be estimated reliably.

We consider evidence of impairment both individually and on a portfolio basis. All individually significant assets are assessed for specific impairment. The individually significant assets not found to be individually impaired and assets that are not individually significant are then collectively assessed for impairment by grouping together assets with similar risk characteristics.

In assessing collective impairment, we use historical trends of the probability of default, the timing of collections and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or lesser than suggested by historical trends.
An impairment loss is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate.
Impairment losses are recognised in the statement of profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised by using the asset's original effective interest rate. For information related to allowance for impairment of trade receivables, see note 13 to our consolidated financial statements.
When, in a subsequent period, the amount of an impairment loss decreases, and the decrease can be related objectively to an event occurring after the impairment was recognised, the decrease in impairment loss is reversed through profit or loss up to the amount of the original cost.

19.2 Risk management
We are exposed to financial and operational risks. The financial risks are monitored through a risk control framework that is embedded in our organisational structure. To control these risks, we have instituted policies, including a code of conduct, and procedures that are intended to limit the risks of unpredictable adverse developments in the financial markets, and thus for our financial performance.
We have exposure to the following risks that arise from our financial instruments:
(a)    Credit risk and counterparty credit risk
(b)    Liquidity and cash flow risk
(c)    Market risk

Credit risk and counterparty credit risk
Credit risk
Credit risk is the risk that we would experience financial loss if our customers or the counterparties to our financial instruments and cash investments were to default on their obligations to us.

Management has established a credit policy under which each new customer is analysed individually for creditworthiness before our standard payment and delivery terms and conditions are offered. Our review includes external ratings, when available, for the B2B segment. In monitoring customer credit risk, customers are grouped according to their credit characteristics. The credit risk on our trade receivables in the B2C segment is considered to be low as a result of the large residential customer base, the relatively small average outstanding balance per customer and the high percentage of customers who pay by direct debit. We use a number of factors in determining the allowance, including among other things, collection history, collection trends, customer specific credit plans and our disconnection policy.
The credit risk on trade receivables in the B2B segment is considered to be higher as compared to the B2C business as it concerns a smaller customer base with larger outstanding amounts per customer. Credit risk on these trade business receivables is controlled based on restrictive policies for client acceptance. Accepting certain new clients in this segment is based on credit management reports from credit bureaus. In addition, we keep track of the payment performance of customers. In case customers fail to meet set criteria, payment issues have to be solved before a new transaction with the customer will be entered into. We also manage risk by disconnecting services to customers whose accounts are delinquent.
The carrying amounts of our derivative financial instruments, trade and other receivables, contract assets and cash and cash equivalents represent the maximum credit exposure of our financial assets, which amounts to €0.8 billion on 31 December 2025 (2024: €2.1 billion).
For information regarding the ageing of our trade receivables and allowances of expected credit losses, see note 13. We do not require collateral in respect of trade and other receivables. The Group does not have trade receivable and contract assets for which no loss allowance is recognised because of collateral.
Counterparty credit risk
We are exposed to the risk that the counterparties to our derivative instruments and cash investments will default on their obligations to us. We manage these credit risks through the evaluation and monitoring of the creditworthiness of and concentration of risk with the respective counterparties. In this regard, credit risk associated with our derivative instruments and cash investments is spread across a relatively broad counterparty base of banks and financial institutions. Collateral is generally not posted by either party under our derivative instruments and cash investments.
On 31 December 2025 and 2024, our exposure to counterparty credit risk included (i) derivative assets with an aggregate fair value of €153.0 million and €834.0 million, respectively, and (ii) cash and cash equivalents and restricted cash balances of €178.9 million and €745.2 million, respectively.
We have entered into derivative instruments under master agreements with each counterparty that contain master netting arrangements that are applicable in the event of early termination by either party to such derivative instrument. The master netting arrangements under each of these master agreements are limited to the derivative instruments governed by the relevant master agreement and are independent of similar arrangements.
Under our derivative contracts, it is generally only the non-defaulting party that has a contractual option to exercise early termination rights upon the default of the other counterparty and to set off other liabilities against sums due upon such termination. However, in an insolvency of a derivative counterparty, under the laws of certain jurisdictions, the defaulting counterparty or its insolvency representatives may be able to compel the termination of one or more derivative contracts and trigger early termination payment liabilities payable by us, reflecting any mark-to-market value of the contracts for the counterparty. Alternatively, or in addition, the insolvency laws of certain jurisdictions may require the mandatory set off of amounts due under such derivative contracts against present and future liabilities owed to us under other contracts between us and the relevant counterparty. Accordingly, it is possible that we may be subject to obligations to make payments, or may have present or future liabilities owed to us partially or fully discharged by set off as a result of such obligations, in the event of the insolvency of a derivative counterparty, even though it is the counterparty that is in default and not us. To the extent that we are required to make such payments, our ability to do so will depend on our liquidity and capital resources at the time. In an insolvency of a defaulting counterparty, we will be an unsecured creditor in respect of any amount owed to us by the defaulting counterparty, except to the extent of the value of any collateral we have obtained from that counterparty.
In addition, where a counterparty is in financial difficulty, under the laws of certain jurisdictions, the relevant regulators may be able to (i) compel the termination of one or more derivative instruments, determine the settlement amount and/or compel, without any payment, the partial or full discharge of liabilities arising from such early termination that are payable by the relevant counterparty or (ii) transfer the derivative instruments to an alternative counterparty.
Liquidity and cash flow risk
Liquidity risk is the risk that we will encounter difficulty in meeting our financial obligations. In addition to cash and cash equivalents, our primary sources of liquidity are cash provided by operations and access to unused borrowing capacity under our Revolving Facilities. For information regarding our unused borrowing capacity, see note 16.
Our liquidity requirements include general and administrative expenses and fees associated with the JV Service Agreements. From time to time, we may also require cash for (i) the repayment of our related-party debt and interest, (ii) the funding of dividends or equity distributions pursuant to the Shareholders Agreement, which requires us to distribute all unrestricted cash (as defined in the Shareholders Agreement) to the shareholders every three months (subject to VodafoneZiggo maintaining a minimum amount of cash and complying with the terms of its financing arrangements), (iii) the satisfaction of contingent liabilities, (iv) acquisitions and other investment opportunities and (v) income tax payments.
Management uses budgeting and cash flow forecasting tools to ensure that the cash position is sufficient to meet our financial obligations towards creditors and to comply with the leverage criteria of our loan covenants. For additional information see note 16.

The following table shows the timing of expected payments or receipts based on the contractually agreed upon terms of our financial liabilities as at 31 December 2025:

	Payment due during:						Total
In € millions	2026	2027	2028	2029	2030	Thereafter
Debt:
Principal excl. vendor financing	-	-	-	2,252.3	4,488.7	4,680.4	11,421.4
Principal vendor financing	999.6	-	-	-	-	-	999.6
Interest (a)	526.6	595.8	596.1	494.8	413.9	834.9	3,462.1
Leases (undiscounted) (b)	98.3	83.4	65.4	52.8	38.8	73.4	412.1
Trade and other payables (c)	575.9	-	-	-	-	-	575.9
Accrued liabilities (d)	159.1	-	-	-	-	-	159.1
Other liabilities (undiscounted) (e)	59.2	40.9	21.1	6.1	0.1	-	127.4
Projected derivative cash receipts (cash payments), net (f)	(47.1)	(85.0)	(105.7)	(36.6)	35.0	(12.3)	(251.7)
Total	2,371.6	635.1	576.9	2,769.4	4,976.5	5,576.4	16,905.9
(a)Amounts are based on interest rates, interest payment dates, commitment fees and contractual maturities in effect as at 31 December 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments required in future periods.
(b)Amounts presented for leases include both principal and interest.
(c)The amount excludes payables related to VAT, payroll tax and social security.
(d)The amount excludes deferred revenue and accrued interest.
(e)This amount represents the liability related to broadcasting rights and includes both principal and interest.
(f)The euro equivalents of our net projected cash flows associated with our derivative instruments are based on interest rate projections and exchange rates as at 31 December 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts required in future periods. For additional information regarding our derivative instruments, see note 20.

Market risk
We are exposed to market risk in the normal course of our business operations. These market risks include interest rate risk and foreign currency risk. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates or interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future profits. As further described below, we have established policies, procedures and processes governing our management of market risks and the use of derivative instruments to manage our exposure to such risks.
Interest rate risk
We are exposed to changes in interest rates primarily as a result of our borrowing activities, which include fixed-rate and variable-rate borrowings. Our primary exposure to variable-rate debt is through EURIBOR-indexed and USD SOFR-indexed borrowings.
Generally, we mitigate the risk against increases in variable interest rates by entering into derivative instruments. We use interest rate derivative contracts to exchange, at specified intervals, the difference between fixed and variable interest rates calculated by reference to an agreed-upon notional principal amount. We also use (i) purchased interest rate cap and collar agreements to lock in a maximum interest rate if variable rates rise, but also allow our company to benefit, to a limited extent in the case of collars, from declines in market rates and (ii) purchased interest rate floor agreements to protect against interest rates falling below a certain level, generally to match a floating rate floor on a debt instrument. Under our current guidelines, we use various interest rate derivative instruments to mitigate interest rate risk, generally for five years. As such, the final maturity dates of our various portfolios of interest rate derivative instruments generally fall short of the respective maturities of the underlying variable-rate debt. In this regard, we use judgment to determine the appropriate composition and maturity dates of our portfolios of interest rate derivative instruments, considering the relative costs and benefits of different maturity profiles in light of current and expected future market conditions, liquidity issues and other factors. For additional information concerning the impacts of these interest rate derivative instruments, see note 20.
On 31 December 2025, the outstanding principal amount of our variable-rate indebtedness aggregated €3.0 billion, and the weighted average interest rate (including margin) on such variable-rate indebtedness was approximately 5.2%, excluding the effects of interest rate derivative contracts, deferred financing costs, original issue premiums or discounts and commitment fees, all of which affect our overall cost of borrowing. Assuming no change in the amount outstanding, and without giving effect to any interest rate derivative contracts, deferred financing costs, original issue premiums or discounts and commitment fees, a hypothetical 50 basis point (0.50%) increase (decrease) in our weighted average variable interest rate would increase (decrease) our annual consolidated interest expense and cash outflows by €14.9 million. As discussed above and in note 20, we use interest rate derivative contracts to manage our exposure to increases in variable interest rates. In this regard, increases in the fair value of these contracts generally would be expected to offset most of the economic impact of increases in the variable interest rates applicable to our indebtedness to the extent and during the period that principal amounts are matched with interest rate derivative contracts.
Foreign currency risk
We are exposed to foreign currency exchange rate risk with respect to our debt in situations where our debt is denominated in a currency other than our functional currency. Although we generally match the denomination of our and our subsidiaries’ borrowings with our functional currency, market conditions or other factors may cause us to enter into borrowing arrangements that are not denominated in the functional currency of the underlying operations (unmatched debt). In these cases, our policy is to provide for an economic hedge against foreign currency exchange rate movements by using derivative instruments to synthetically convert unmatched debt into the applicable underlying currency. On 31 December 2025, substantially all of our debt was either directly or synthetically matched to the applicable functional currencies of the underlying operations. For additional information concerning the terms of our derivative instruments, see note 20.

20.    Derivative financial instruments
We have entered into various derivative instruments to manage our interest rate and foreign currency exchange risk, as further described in note 19. The following table provides details of the fair values of our derivative instrument assets and liabilities:

	31 December 2025			31 December 2024
In € millions	Current	Non-current	Total	Current	Non-current	Total
Assets:
Cross-currency contracts (a)	62.2	103.9	166.1	256.5	620.4	876.9
Interest rate contracts (a)	32.7	82.6	115.3	54.3	96.5	150.8
Foreign currency forward contracts	0.1	-	0.1	1.0	0.3	1.3
Total	95.0	186.5	281.5	311.8	717.2	1,029.0

Liabilities:
Cross-currency contracts (a)	2.9	124.7	127.6	85.6	-	85.6
Interest rate contracts (a)	49.3	19.2	68.5	89.6	24.6	114.2
Foreign currency forward contracts	0.4	-	0.4	0.2	-	0.2
Total	52.6	143.9	196.5	175.4	24.6	200.0
(a)We consider credit risk relating to our and our counterparties’ non-performance in the fair value assessment of our derivative instruments. In all cases, the adjustments take into account offsetting liability or asset positions. The changes in the credit risk valuation adjustments associated with our cross-currency and interest rate derivative contracts resulted in net gains (losses) of €28.1 million and (€17.7 million) during 2025 and 2024, respectively. These amounts are included in net finance income (costs), in our consolidated statement of profit or loss and other comprehensive income. For further information regarding our fair value measurements, see note 19.
The details of our realised and unrealised gains (losses) on derivative instruments, net, are as follows:

	Year ended 31 December
In € millions	2025	2024
Cross-currency contracts	(496.4)	480.6
Interest rate contracts	16.9	10.0
Foreign currency forward contracts	(2.3)	1.8
Total	(481.8)	492.4
The classification of the net cash inflows related to our derivative instruments is as follows:

	Year ended 31 December
In € millions	2025	2024
Operating activities	119.0	269.8
Financing activities	143.2	1.9
Total	262.2	271.7

Details of our derivative instruments
In the following tables, we present the details of the various categories of our derivative instruments. The notional amounts of multiple derivative instruments that mature within the same calendar month are shown in the aggregate and interest rates are presented on a weighted average basis. In addition, for derivative instruments that were in effect as at 31 December 2025, we present a single date that represents the applicable final maturity date. For derivative instruments that become effective subsequent to 31 December 2025, we present a range of dates that represents the period covered by the applicable derivative instruments.
Cross-currency derivative contracts
As detailed in note 19, we are exposed to foreign currency exchange rate risk in situations where our debt is denominated in a currency other than our functional currency. Although we generally seek to match the denomination of our borrowings with our functional currency, market conditions or other factors may cause us to enter into borrowing arrangements that are not denominated in our functional currency (unmatched debt). Our policy is generally to provide for an economic hedge against foreign currency exchange rate movements by using derivative instruments to synthetically convert unmatched debt into the applicable underlying currency. On 31 December 2025, substantially all of our debt was either directly or synthetically matched to our functional currency. The weighted average remaining contractual life of our cross-currency derivative contracts on 31 December 2025 was 3.6 years.

The terms of our outstanding cross-currency derivative contracts on 31 December 2025 are as follows:

Final maturity date	Notional amount due from counterparty	Notional amount due to counterparty	Interest rate due from counterparty	Interest rate due to counterparty
	in millions
January 2030	$1,525.0	€1,356.9	5.00%	3.53%
April 2028	$1,169.0	€913.0	6 mo. SOFR + 2.93%	3.84%
January 2031	€1,150.0	$980.6	7.50%	6.61%
January 2028	$500.0	€450.0	4.88%	6 mo. EURIBOR + 3.04%
February 2028	$500.0	€429.9	5.13%	3.64%
January 2033	$500.0	€428.7	6 mo. SOFR + 3.25%	6.00%
January 2028	$491.0	€406.8	4.88%	3.85%
April 2028	$475.0	€431.4	6 mo. SOFR + 2.93%	6 mo. EURIBOR + 2.58%
Interest rate swap contracts
As detailed in note 19, we enter into interest rate swap contracts to protect against increases in the interest rates on our variable-rate debt. Pursuant to these derivative instruments, we typically pay fixed interest rates and receive variable interest rates on specified notional amounts. On 31 December 2025, the related weighted average remaining contractual life of our interest rate swap contracts was 2.6 years.
The terms of our outstanding interest rate swap contracts on 31 December 2025 are as follows:

Final maturity date	Notional amount	Interest rate due from counterparty	Interest rate due to counterparty
	in millions
January 2029	€2,250.0	6 mo. EURIBOR	1.20%
April 2028	$1,144.0	7.50%	6 mo. SOFR + 4.20%
April 2026	$500.0	3.78%	6 mo. SOFR + 0.00%
January 2028	€450.0	6 mo. EURIBOR	0.03%
April 2028	€431.4	6 mo. EURIBOR	1.59%
December 2030	€120.0	1 mo. EURIBOR	2.10%
December 2030	€120.0	2.10%	1 mo. EURIBOR

Basis swaps
Our basis swaps involve the exchange of attributes used to calculate our floating interest rates, including (i) the benchmark rate, (ii) the underlying currency, and/or (iii) the borrowing period. We typically enter into these swaps to optimise our interest rate profile based on our current evaluations of yield curves, our risk management policies and other factors. On 31 December 2025, the notional amount due from the counterparty was €2,250.0 million and the related weighted average remaining contractual life of our interest basis swap contracts was 0.1 years.
The terms of our outstanding basis swap contracts on 31 December 2025 are as follows:

Final maturity date	Notional amount	Interest rate due from counterparty	Interest rate due to counterparty
	in millions
February 2026	€2,250.0	1 mo. EURIBOR + 3.00%	6 mo. EURIBOR + 2.86%
Interest rate options
From time to time, we enter into interest rate cap, floor and collar agreements that lock in a maximum interest rate if variable rates rise, but also allow our company to benefit, to a limited extent in the case of collars, from declines in market rates. Purchased interest rate floors protect us from interest rates falling below a certain level, generally to match a floating rate floor on a debt instrument. On 31 December 2025, we had no interest rate cap or collar agreements, and the total euro equivalent of the notional amount of our interest rate floor was €2,250.0 million.
Foreign currency forwards
We enter into foreign currency forward contracts with respect to non-functional currency exposure. On 31 December 2025, the total euro equivalent of the notional amount of our foreign currency forward contracts was €28.1 million.
Impact of derivative instruments on borrowing costs
The impact of the derivative instruments that mitigate our foreign currency and interest rate risk, as described above, was a decrease of 79 basis points to our third-party borrowing costs as at 31 December 2025.

Accounting policy - Derivatives

Derivative instruments, including embedded derivatives that are separated from their host contract, are recorded on the statement of financial position at fair value. As we do not apply hedge accounting to any of our derivative instruments, changes in the fair values of the derivative instruments are recognised in the statement of profit or loss.

21.    Restructuring
A summary of the financial impacts from our restructuring activities are outlined below (in millions):

In € millions	2025	2024
Restructuring liability as at 1 January 2025	0.8	2.4
Restructuring charges (a)	59.8	10.9
Cash paid	(46.1)	(12.5)
Restructuring liability as at 31 December 2025	14.5	0.8

Current portion (b)	14.5	0.8
Noncurrent portion	—	—
Total	14.5	0.8
(a)Our restructuring charges during the year ended 31 December 2025 include the full cost of planned business restructuring programs entered into during the period, most of which are expected to be completed within the next 12 months.
(b)The current portion of our restructuring liabilities is included within provisions in the consolidated statement of financial position.

Additional restructuring charges are expected for 2026, due to ongoing reorganisation activities.

Accounting policy - restructuring

Restructuring charges are recognised when (i) we have a present obligation (legal or constructive) as a result of a past event, (ii) it is more likely than not that we will be required to settle that obligation and (iii) a reliable estimate can be made of the amount of the obligation. These amounts are measured based on management’s best estimate of the costs required to settle the obligation. Where the effect is material, amounts are discounted to present value.

22.    Off-balance sheet assets and liabilities
Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, purchases of customer premises and other equipment and services and other items. Additionally, as described in note 23, we have commitments related to the JV Service Agreements. The following table sets forth these commitments as at 31 December 2025. As a result of the VodafoneZiggo Acquisition, certain of the agreements underlying the collective JV Service Agreements will be amended and restated or otherwise replaced. The commitments included in this table do not reflect any liabilities that are included in our 31 December 2025 consolidated statement of financial position.

	Payments due during:
In € millions	2026	2027	2028	2029	2030	Thereafter	Total
Programming commitments	113.8	109.9	100.7	95.5	55.5	-	475.4
Purchase commitments	228.3	14.5	7.3	2.3	-	-	252.4
JV Service Agreements (a)	92.3	30.8	30.8	-	-	-	153.9
Other commitments	24.8	19.8	13.5	10.7	8.3	6.8	83.9
Total	459.2	175.0	152.3	108.5	63.8	6.8	965.6
(a)Amounts represent fixed minimum charges from Liberty Global and Vodafone pursuant to the JV Service Agreements. In addition to the fixed minimum charges, the JV Service Agreements provide for certain JV Services to be charged to us based upon usage of the services received. The fixed minimum charges outlined in the table above exclude fees for the usage-based services as these fees will vary from period to period. Accordingly, we expect to incur charges in addition to those outlined in the table above for usage-based services. For additional information regarding the JV Service Agreements and the impact of the VodafoneZiggo Acquisition on those agreements, see note 23.
Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us as we have agreed to pay minimum fees without regard to (i) the actual number of subscribers to the programming services or (ii) whether we terminate service to a portion of our subscribers or dispose of a portion of our distribution systems. In addition, programming commitments do not include increases in future periods associated with contractual inflation or other price adjustments that are not fixed. Accordingly, the amounts reflected in the above table with respect to these contracts are significantly less than the amounts we expect to pay in these periods under these contracts. Historically, payments to programming vendors have represented a significant portion of our operating costs, and we expect that this will continue to be the case in future periods. In this regard, in 2025 and 2024 the programming and copyright costs incurred by our operations aggregated €328.6 million and €314.5 million, respectively.
Purchase commitments include unconditional and legally binding obligations related to the purchase of customer premises, other equipment and mobile handsets.
Other commitments primarily include sponsorships and certain fixed minimum contractual commitments.

In addition to the commitments outlined in the table above, we have commitments under (i) derivative instruments and (ii) multi-employer defined benefit plans, pursuant to which we expect to make payments in future periods. For information regarding our derivative instruments, including the net cash paid or received in connection with these instruments in 2025, see note 20.
Guarantees and other credit enhancements
In the ordinary course of business, we may provide (i) indemnifications to our lenders, our vendors and certain other parties and (ii) performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.
Regulations and contingencies
VAT. Our application of VAT with respect to certain mobile revenue generating activities has been challenged by the Dutch tax authorities in two different court cases. The Dutch tax authorities challenged the multipurpose character of certain mobile subscriptions that we entered into during 2017 and 2018. The initial verdict in both cases was in favour of the tax authorities. We appealed these decisions to the higher court and the hearing of both cases was held in February 2023. In May 2023, the higher court ruled in favour of the Dutch tax authorities in both cases. Accordingly, in 2023, we recorded a provision for litigation of €33.4 million. On 31 December 2025, the accrual for related interest expense totalled €5.3 million. In December 2025, we settled the full amount, including interest, of €38.7 million. We have filed an appeal in cassation, the timing and the final outcome of which remains uncertain.
Regulatory compliance audits. From time to time, we are subject to certain regulatory compliance audits. During the second half of 2025, we received provisional findings of deficiencies from one of those audits. We are proactively addressing those findings and working collaboratively with the regulator to ensure that provisional findings are satisfactorily addressed and, if necessary, remediated. At this time, it is not possible to reliably determine a range of loss, if any, due to the provisional nature of the findings.
Other regulatory matters. Broadband internet, video distribution, fixed-line telephony, mobile and content businesses are subject to significant regulation and supervision by various regulatory bodies in the Netherlands, including Dutch and EU authorities. Adverse regulatory developments could subject our business to a number of risks. Regulation, including conditions imposed on us by competition or other authorities as a requirement to close acquisitions or dispositions, could limit growth, revenue and the number and types of services offered and could lead to increased operating costs and property and equipment additions. In addition, regulation may restrict our operations and subject them to further competitive pressure, including pricing restrictions, interconnect and other access obligations, and restrictions or controls on content, including content provided by third parties. Failure to comply with current or future regulation could expose our business to various penalties.
In addition to the foregoing items, we have contingent liabilities related to matters arising in the ordinary course of business, including (i) legal proceedings, (ii) issues involving VAT and wage, property, withholding and other tax issues and (iii) disputes over interconnection, programming, copyright and channel carriage fees. While we generally expect that the amounts required to satisfy these contingencies will not materially differ from any estimated amounts we have accrued, no assurance can be given that the resolution of one or more of these contingencies will not result in a material impact on our results of operations, cash flows or financial position in any given period. Due, in general, to the complexity of the issues involved and, in certain cases, the lack of a clear basis for predicting outcomes, we cannot provide a meaningful range of potential losses or cash outflows that might result from any unfavourable outcomes.

23.    Transactions with related parties
Transactions with shareholders
The transactions with (subsidiaries of) our shareholders for the periods are as follows:

	Year ended 31 December
In € millions	2025	2024
Revenue	28.1	39.1
Cost of outsourced work and other external costs	(33.8)	(36.6)
Wages and salaries	9.3	9.1
Share-based compensation expense	(0.2)	-
Related party framework and trade name agreement charges:
Charges from Liberty Global:
Operating	(78.5)	(81.5)
Capital	(15.9)	(16.3)
Total Liberty Global corporate charges	(94.4)	(97.8)
Charges from Vodafone Group:
Operating	(56.3)	(66.3)
Trade name fees	(30.0)	(30.0)
Total Vodafone Group corporate charges	(86.3)	(96.3)

Total related party framework agreement charges	(180.7)	(194.1)
Included in operating profit	(177.3)	(182.5)
Finance costs	(102.2)	(102.5)
Included in loss before tax	(279.5)	(285.0)

Property and equipment additions, net	163.6	168.1

Revenue. Amount represents interconnect fees charged by us to certain subsidiaries of Vodafone Group.
Cost of outsourced work and other external costs. Amounts represent interconnect fees charged to us by certain subsidiaries of Vodafone Group.
Wages and salaries. Amount represents recharges for certain personnel services provided to Vodafone Group and Liberty Global.
Share-based compensation expense. Amounts relate to charges to our company by Liberty Global and Vodafone Group for share-based incentive awards held by certain employees of our subsidiaries associated with ordinary shares of Liberty Global and Vodafone Group. Share-based compensation expense is included within impairment, restructuring and other operating expenses, net in our consolidated statement of profit or loss and other comprehensive income.
Related party framework agreement charges.
Charges from Liberty Global. Operating charges represent amounts charged by Liberty Global for technology and other services, a portion of which are included in the calculation of the ‘EBITDA’ metric specified by our debt agreements (Covenant EBITDA). Capital charges represents amounts charged for capital expenditures made by Liberty Global related to assets that we use or will otherwise benefit our company. These charges are not included in the calculation of Covenant EBITDA.
Charges from Vodafone Group. Operating charges represent amounts charged by Vodafone Group for technology and other services, a portion of which are included in the calculation of Covenant EBITDA. Trade name fees represent amounts charged for our use of the Vodafone brand name. These charges are not included in the calculation of Covenant EBITDA.
Pursuant to a framework and a trade name agreement (collectively, the JV Service Agreements), Liberty Global and Vodafone Group charge us fees for certain services provided to us by the respective subsidiaries of the shareholders (collectively, the JV Services). Pursuant to the terms of the JV Service Agreements, the JV Services can be terminated based on specified notice periods. The JV Services provided by the respective subsidiaries of the shareholders consist primarily of (i) technology and other services, (ii) capital-related expenditures for assets that we use or otherwise benefit us, and (iii) brand name and procurement fees. The fees that Liberty Global and Vodafone Group charge us for the JV Services, as set forth in the table above, include both fixed and usage-based fees. As a result of the VodafoneZiggo Acquisition, certain of the agreements underlying the collective JV Service Agreements have been or will be amended and restated or otherwise replaced. For further information regarding future commitments related to the framework agreement, see note 22.
Finance costs. Amount relates to the Liberty Global Notes Payable and the Vodafone Notes Payable, as defined and described below.
Property and equipment additions, net. These amounts, which are cash settled, represent customer premises and network-related equipment acquired from certain Liberty Global and Vodafone Group subsidiaries, that centrally procure equipment on behalf of our company.
The following table provides details of our balances with (subsidiaries of) our shareholders:

	31 December
In € millions	2025	2024
Assets:
Trade and other receivables	21.3	35.5

Liabilities:
Trade and other payables	148.4	126.8
Accruals and deferred income	2.8	7.4
Debt (c):
Liberty Global Notes	907.9	907.9
Vodafone Group Notes	907.9	907.9
Non-current lease liabilities	0.5	0.5
Total liabilities	1,967.5	1,950.5

Trade and other receivables. Amount represents non-interest bearing receivables from certain Liberty Global and Vodafone Group subsidiaries.
Trade and other payables and Accruals and deferred income. Amount represents non-interest bearing payables, accrued capital expenditures and other accrued liabilities related to transactions with certain Liberty Global and Vodafone Group subsidiaries that are cash settled.
Non-current lease liabilities. Amount represents lease liabilities, related to Vodafone.
Related-party debt
Liberty Global Notes. The Liberty Global Notes Payable comprise (i) a euro-denominated note payable to a subsidiary of Liberty Global with a principal amount of €700.0 million on 31 December 2025 (the Liberty Global Note Payable I) and (ii) a euro-denominated note payable to a subsidiary of Liberty Global with a principal amount of €207.9 million on 31 December 2025 (the Liberty Global Note Payable II, and, together with the Liberty Global Note Payable I, the Liberty Global Notes Payable). The Liberty Global Notes Payable each bear interest at a fixed rate of 5.55% and have a final maturity date of 31 December 2030. During the year ended 31 December 2025, interest accrued on the Liberty Global Notes Payable was €51.1 million, all of which has been cash settled.
Vodafone Group Notes. The Vodafone Group Notes Payable comprise (i) a euro-denominated note payable to a subsidiary of Vodafone Group with a principal amount of €700.0 million on 31 December 2025 (the Vodafone Note Payable I) and (ii) a euro-denominated note payable to a subsidiary of Vodafone Group with a principal amount of €207.9 million on 31 December 2025 (the Vodafone Note Payable II, and, together with the Vodafone Note Payable I, the Vodafone Group Notes Payable). The Vodafone Group Notes Payable each bear interest at a fixed rate of 5.55% and have a final maturity date of 31 December 2030. During the year ended 31 December 2025, interest accrued on the Vodafone Group Notes Payable was €51.1 million, all of which has been cash settled. Under the terms of the VodafoneZiggo Acquisition, the Vodafone Group Notes Payable were sold to Ziggo Group BV.
Shareholders agreement
In connection with the formation of the VodafoneZiggo JV on 31 December 2016, Liberty Global and Vodafone Group entered into a shareholders’ agreement (the Shareholders Agreement) with VodafoneZiggo Group Holding.
The Shareholders Agreement provides for a dividend policy that requires the VodafoneZiggo JV to distribute all unrestricted cash to the Shareholders as soon as reasonably practicable following each three-month period (subject to the VodafoneZiggo JV maintaining a minimum amount of cash and complying with the terms of financing arrangements of its subsidiaries).
In accordance with this dividend policy, VodafoneZiggo made total equity distributions of €123.0 million and €125.0 million during 2025 and 2024, respectively, to its Shareholders. These distributions are reflected as a decrease to our equity attributable to equity owners of the Company in our consolidated statement of changes in equity.
As a result of the VodafoneZiggo Acquisition on 31 July 2026, the aforementioned Shareholders Agreement was terminated and transactions with Vodafone Group will no longer be reported as transactions with related parties.
TRANSACTIONS WITH KEY MANAGEMENT
Key management personnel compensation comprised the following:

In € millions	2025	2024
Short-term employee benefits	5.2	3.8
Other long-term benefits	1.4	2.1
Post-employment benefits	0.1	0.2
	6.7	6.1
The emoluments, including pension costs as referred to in Section 2:383(1) of the Dutch Civil Code charged in the financial period to the Company and its subsidiaries for our Management Board and Supervisory Board amounted to €6.6 million (2024: €6.0 million) and €0.1 million (2024: €0.1 million), respectively. The 2024 amounts also include remuneration for our former CEO. During 2025 the former CEO received a long-term incentive payout of €1.9 million, not included in the amounts above. There are no former members of the Management Board and the Supervisory Board that have received remuneration during 2025.

24.    Subsequent Events
Extension of UEFA broadcasting rights
During July 2026, VodafoneZiggo entered into an agreement for the exclusive broadcasting rights to the UEFA men’s club competitions through the end of the 2030/31 season.
Sale of Mobile Tower Assets
On 7 September 2026, VodafoneZiggo entered into an agreement to sell certain towers and rooftop installations to an entity to be jointly owned by funds managed by DigitalBridge, TD Greystone Infrastructure and L&G for consideration of approximately €669 million. The transfer of the assets is expected to occur during the fourth quarter of 2026. Upon completion of the transfer, we will lease back the sold assets pursuant to the terms of the agreement. On the transaction date, VodafoneZiggo will recognize a material gain on disposal in the Consolidated Statement of Profit or Loss, representing the excess between the consideration received over the carrying amount of the disposed group of assets. We intend to use the net proceeds from the transaction to reduce outstanding debt.

Independent Auditors’ Report
To: the Shareholders and Supervisory Board of VodafoneZiggo Group Holding B.V.

REPORT ON THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

OPINION
We have audited the consolidated financial statements of VodafoneZiggo Group Holding B.V. (a B.V. based and registered in Utrecht, the Netherlands) and its subsidiaries (‘the Company’), which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (‘IFRS’), Accounting Standards as issued by the International Accounting Standards Board (‘IASB’).

BASIS FOR OPINION
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (‘GAAS’). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

RESPONSIBILITIES OF MANAGEMENT FOR THE CONSOLIDATED FINANCIAL STATEMENTS
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are authorized for issuance.

AUDITORS’ RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•exercise professional judgment and maintain professional skepticism throughout the audit;

•identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements;

•obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed;

•evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements;

•conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ KPMG Accountants N.V.
Utrecht, the Netherlands
October 12, 2026